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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              SPARTON CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              SPARTON CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

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

                              SPARTON CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of SPARTON CORPORATION will be held at the offices of the Corporation, 2400 East Ganson Street, Jackson, Michigan 49202, on Wednesday, December 4, 1996, at 10 o'clock a.m., local time, for the following purposes:

          1. To elect three directors each for a term of three years as set forth in the Proxy Statement.

          2. To consider and vote upon the approval of the Stock and Asset Purchase Agreement, dated October 3, 1996, which provides for the sale of a majority of the Corporation's automotive operations.

          3. To transact such other business as may properly come before the meeting.

     Only holders of Common Stock of record at the close of business on October 29, 1996, are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors

                                                      LAWSON K. SMITH
                                                         Secretary

November 1, 1996

                              SPARTON CORPORATION
                            2400 East Ganson Street
                            Jackson, Michigan 49202

                               ------------------

                                PROXY STATEMENT

                               ------------------

     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 4, 1996

                                  SOLICITATION


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SPARTON CORPORATION, an Ohio corporation (the "Company"), of proxies for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the offices of the Company, 2400 East Ganson Street, Jackson, Michigan 49202, on December 4, 1996 at 10 a.m., local time, and at any and all adjournments thereof. The cost of solicitation will be paid by the Company. The Company has engaged Georgeson and Company, specialists in proxy solicitation, to solicit proxies on its behalf from brokers, bank nominees, and other institutional holders of its Common Stock at an anticipated cost of $5,000, plus certain out-of-pocket expenses. In addition, officers and employees of the Company and its subsidiaries may solicit proxies personally, by telephone, facsimile or other means, without additional compensation. This Proxy Statement and the form of Proxy are being mailed to shareholders on or about November 1, 1996.


     At the Annual Meeting, the Company's shareholders will consider and vote upon a proposal to approve the sale (the "Sale") by the Company of all shares of two wholly owned subsidiaries; Sparton Engineered Products, Inc., KPI Group, a Michigan corporation, and Sparton Engineered Products, Inc., KPI Group, an Indiana corporation, and the sale of substantially all of the assets of a third wholly owned subsidiary, Sparton Engineered Products, Inc., Lake Odessa Group, a Michigan corporation (collectively the three subsidiaries are referred to herein as the "Subsidiaries"), to Dura Automotive Systems, Inc., of 4508 IDS Center, Minneapolis, Minnesota 55402 ("Dura"), for consideration equal to Eighty Million Five Hundred Thousand Dollars ($80,500,000). The Company's Board of Directors has unanimously approved and recommends that the Company's shareholders approve the Sale.

     The terms and conditions of the Sale are set forth in the Stock and Asset Purchase Agreement dated October 3, 1996, among the Company, Sparton Engineered Products, Inc., Lake Odessa Group, and Dura (the "Purchase Agreement"), a copy of which is attached hereto as Appendix A. This Proxy Statement includes an explanation and summary of those terms and conditions, which are qualified by and subject to, the information set forth in the Purchase Agreement. The Sale will be a disposition of a substantial portion of the Company's business and is important to the Company's shareholders. You are therefore urged to read this Proxy Statement in its entirety and give the Sale your careful consideration.

     At the meeting, the Company's shareholders will also act upon the election of three (3) directors to serve until the 1999 annual meeting or until their successors are elected and qualified, as described in more detail below.

                      OUTSTANDING STOCK AND VOTING RIGHTS


     In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on October 29,1996, as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record on that date, will be entitled to vote.



     As of October 29, 1996, the record date for the Annual Meeting, the Company had outstanding 7,818,370 shares of Common Stock, each entitled to one vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting, who are appointed by the Company. As of September 1, 1996, the persons named in the following table were known by the management to be the beneficial owners of more than 5% of the Company's outstanding Common Stock:


                                             AMOUNT AND
                                               NATURE
            NAME AND ADDRESS                OF BENEFICIAL      PERCENT
          OF BENEFICIAL OWNER                 OWNERSHIP       OF CLASS
----------------------------------------    -------------     ---------
John J. Smith(1)
  1839 S. Walmont
  Jackson, Michigan 49203                     2,100,000(2)      26.88%(2)
Lawson K. Smith(1)
  717 Fourth Street
  Lake Odessa, Michigan 48849                   777,256(3)       9.95(3)
Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11th Fl.
  Santa Monica, California 90401                410,400(4)       5.25(4)

---------------

(1) Mr. John J. Smith and Mr. Lawson K. Smith are brothers.

(2) Includes 1,920,000 shares owned by Mr. John J. Smith jointly with his wife. An additional 180,000 shares are held by a trust over which Mr. Smith has voting control. The amount does not include 433,600 shares held by several of the Company's retirement plans as to which Mr. Smith holds voting and investment power in his capacity as chief executive officer of the Company. Mr. Smith has no pecuniary interest in these shares and disclaims any beneficial interest.

(3) Includes 358,966 shares and 418,290 shares held by the Lawson K. Smith Trust and Margaret E. Smith Trust, respectively. Lawson K. Smith and his wife, Margaret E. Smith, have voting and investment control over the shares held in the trusts bearing their respective names.

(4) According to information included in the Form 13G Report filed by Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, it is deemed to have beneficial ownership of 410,400 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     As of September 1, 1996, the following table shows the shares of the Company's Common Stock beneficially owned by the Named Executives identified in the Compensation Table shown later in this Proxy Statement and all officers and directors of the Company as a group (16 persons):


                                       AMOUNT AND NATURE OF        PERCENT OF
               NAME                    BENEFICIAL OWNERSHIP         CLASS(6)
-----------------------------------    --------------------     ----------------
John J. Smith                                2,100,000(1)             26.88%
David W. Hockenbrocht                           77,535(2)               .99
Richard D. Mico                                 17,000(3)               .22
Jerry R. Gause                                   8,700(4)               .11
Douglas E. Johnson                               5,000                  .06
All Officers and Directors                   3,098,727(5)             39.48

---------------

(1) Reference is made to note (2) of the previous table.

(2) Includes 21,333 shares which Mr. Hockenbrocht has the right to acquire pursuant to options exercisable within 60 days.

(3) Includes 5,000 shares which Mr. Mico has the right to acquire pursuant to options exercisable within 60 days.

(4) Includes 5,000 shares which Mr. Gause has the right to acquire pursuant to options exercisable within 60 days.

(5) Includes 38,333 shares under options held by officers and directors exercisable within 60 days.

(6) Calculated based on total shares outstanding plus the shares subject to options exercisable within 60 days as described in this Proxy Statement.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation with the Chairman or Secretary of the Company, at or before the Annual Meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Chairman or Secretary of the Company at or before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Unless revoked, the shares represented by the enclosed Proxy will be voted at the meeting in accordance with any specification made thereon, if the Proxy is returned properly executed and delivered in time for voting. Unless otherwise specified, the Proxy will be voted "FOR" approval of the Sale and "FOR" the election of the three (3) director nominees.

     Management does not intend to present, and does not know of anyone who intends to present any matters at the meeting to be acted upon by the shareholders not referred to in the Notice and this Proxy Statement. If any other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote in accordance with their judgment on such matters.

     The shareholders of the Company have cumulative voting rights in the election of directors at the Annual Meeting if written notice is given by any shareholder to the Chairman, President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for holding the Annual Meeting that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice. In addition, each shareholder has the right to vote cumulatively his or her own shares in the election of directors by satisfying the above-described notice requirement, irrespective of whether an announcement of the notice by a shareholder is given upon the convening of the Annual Meeting.


     If voting at the Annual Meeting is cumulative, each shareholder will have the right to cast that number of votes which equals the number of shares owned by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes for one candidate or distribute such votes among any number of candidates as the shareholder elects. The actual number of shares required for election of a candidate will vary depending upon the total number of shares voted. However, shareholders owning 1,954,594 shares, or approximately 25% of the Company's outstanding shares, could elect at least one director to the class to be elected at the 1996 annual meeting for a term expiring in 1999.


                             ELECTION OF DIRECTORS

     The following directors, previously elected by the Company's shareholders and whose terms of office expire at the Annual Meeting, Messrs. Robert J. Kirk, Marshall V. Noecker and David B. Schoon, are nominees for election to a three
(3) year term expiring in 1999. The following portion of this Proxy Statement contains additional information about these nominees.

     A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. As such, the three (3) individuals who receive the greatest number of votes cast by the holders of Common Stock will be elected as directors. Shares not voted at the Annual Meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

     It is believed that all three (3) nominees are, and will be at the time of the Annual Meeting, available for election; and, if elected, will serve. However, in the event one or more of them is or should become unavailable, or should decline to serve, it is intended that the proxies will be voted for such substitute nominee or nominees as the persons named in the proxy may in their discretion select.

     In the following table, the column "Amount and Nature of Beneficial Ownership" relates to common shares of the Company beneficially owned by the directors and nominees as of September 1, 1996, and is based upon information furnished by them.


                                                                                             AMOUNT
                                                                                HAS           AND
                                                                               SERVED      NATURE OF
                                                                                AS A       BENEFICIAL
                                                                              DIRECTOR       OWNER-       PERCENT OF
          NAME               AGE             PRINCIPAL OCCUPATION              SINCE        SHIP(1)        CLASS(1)
-------------------------    ---     -------------------------------------    --------     ----------     ----------
                   NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1999
Robert J. Kirk               83      Financial Consultant, Toledo, Ohio         1978            6,000          .08%
Marshall V. Noecker          81      President and substantial owner of         1963           30,000          .38
                                     the Marshall Noecker Group Companies
                                     (aluminum fabrication and man-
                                     ufacturing companies and investment
                                     companies), Garden City, Michigan.
David B. Schoon..........    45      President, Stock Portfolio Manage-         1994              -0-          -0-
                                     ment, Inc., Grand Rapids, Michigan, a
                                     financial consulting services com-
                                     pany, since 1992. Senior Stock Ana-
                                     lyst for other financial consulting
                                     services companies, 1986-1992.

                                                                                             AMOUNT
                                                                                HAS           AND
                                                                               SERVED      NATURE OF
                                                                                AS A       BENEFICIAL
                                                                              DIRECTOR       OWNER-       PERCENT OF
          NAME               AGE             PRINCIPAL OCCUPATION              SINCE        SHIP(1)        CLASS(1)
-------------------------    ---     -------------------------------------    --------     ----------     ----------
                   DIRECTORS WHOSE TERMS EXPIRE IN 1998
John J. Smith(2).........    84      Chairman of the Board and Chief Ex-        1950        2,100,000(3)     26.88
                                     ecutive Officer of Sparton Corpora-
                                     tion, Jackson, Michigan.
Blair H. Thompson........    71      Formerly Vice President and Trea-          1972           57,024          .73
                                     surer of Sparton Corporation, Jack-
                                     son, Michigan (Retired in 1990).
                   DIRECTORS WHOSE TERMS EXPIRE IN 1997
James N. DeBoer..........    71      Partner, law firm of Varnum, Ridder-       1971            4,370          .06
                                     ing, Schmidt & Howlett, LLP, Grand
                                     Rapids, Michigan.
David W. Hockenbrocht....    61      President and Chief Operating Officer      1978           77,535(4)       .99
                                     of Sparton Corporation, Jackson,
                                     Michigan.
Lawson K. Smith(2).......    81      Vice President and Secretary of Spar-      1971          777,256(5)      9.95
                                     ton Corporation, President of Sparton
                                     Engineered Products, Inc. -- Lake
                                     Odessa Group, a wholly owned sub-
                                     sidiary of the Company (manufacturer
                                     of automotive parts and accessories),
                                     Lake Odessa, Michigan.
Rory B. Riggs............    43      President of Biomatrix, Inc., Rich-        1994              -0-          -0-
                                     field, New Jersey, a medical biotech-
                                     nology company since 1996, and
                                     President, ITIM Corporation, New
                                     York, New York, an investment advi-
                                     sory and venture capital firm since
                                     1991. Mr. Riggs was President and
                                     Chief Executive Officer of RF&P Cor-
                                     poration, Richmond, Virginia, a real
                                     estate investment company, from 1991
                                     to 1994.


---------------

(1) Unless otherwise indicated by footnote, each director or nominee has sole voting power and owns the shares directly, or shares voting and investment power with his spouse or other family members under joint ownership.

(2) John J. Smith and Lawson K. Smith are "associates" of each other as defined in Rule 14a-1 of Regulation 14A of the Securities and Exchange Commission.

(3) Reference is made to note (2) on page 2.

(4) Reference is made to note (2) on page 3.

(5) Reference is made to note (3) on page 2.

     Mr. John J. Smith and Mr. Lawson K. Smith are brothers. There are no other family relationships between the nominees and the directors. Except as noted, the principal occupations referred to have been held by the foregoing nominees and directors for at least five years.


     Mr. Rory B. Riggs is a director of Biomatrix, Inc. Mr. David B. Schoon is a director of California Micro Devices Corporation.


     The Board of Directors, which had five (5) meetings during the past year, has standing audit and compensation committees. There is no nominating committee. The responsibilities of the audit committee, which met two (2) times last year and consists of Robert J. Kirk and Marshall V. Noecker, include reviewing the general scope of the audit of the Company's financial statements and the results of the audit with the auditors and management. The compensation committee, which met once last year and consists of John J. Smith, Robert J. Kirk, Marshall V. Noecker, James N. DeBoer and Blair H. Thompson, establishes the remuneration, including stock options, to be paid or offered to the Company's executive officers. All Directors attended at least 75% of the meetings of the Board and committees on which they serve.

     Directors who are not employees of the Company are compensated at the rate of $350 per month and $500 for each directors' meeting attended. Members of the audit committee receive $500 for each audit committee meeting attended. Directors who are employees of the Company receive $350 for each directors' meeting attended.

                              PROPOSAL TO APPROVE
                          THE SALE OF THE SUBSIDIARIES

DISPOSITION OF THE COMPANY'S AUTOMOTIVE BUSINESS; REASONS FOR THE SALE


     The Company's automotive operations are comprised of two management units; Sparton Engineered Products--KPI Group ("KPI") and Sparton Engineered Products, Inc.--Flora Group ("Flora"). The principal components of what is now the KPI unit were acquired in 1986. The KPI unit is comprised of the three operating Subsidiaries defined above, described in more detail below. Flora consists of one operating subsidiary, incorporated in Illinois in 1959 to continue the design and manufacture of automotive and other horn products which have been produced by the Company for many years. For the year ended June 30, 1996, revenues from the Company's automotive operations were approximately $121.3 million or 54% of the Company's total revenues for the year. The Company reported after-tax losses attributable to its automotive operations of $1,269,000 for the year ended June 30, 1996.


     KPI manufactures a number of products, principally for the North American original equipment manufacturer ("OEM") automotive markets. These include automotive transmission shifters, undercarriage spare tire carriers, parking brakes, lever assemblies, metal air bag components, and brake/accelerator pedal assemblies. Major customers include the Ford Motor Company, General Motors Corporation, Chrysler Corp., and TRW. Sales attributable to the operations of KPI for the year ended June 30, 1996, were $94,700,000, 42% of the Company's total sales. Total assets at June 30, 1996, of the KPI unit accounted for approximately 29% of the Company's total assets. Flora's principal product is OEM horns, and its major customers are Chrysler Corp. and Toyota Motor Corp. Sales attributable to Flora for the year ended June 30, 1996, were $26,600,000 or 12% of the Company's total sales, and Flora's total assets accounted for approximately 11% of the Company's total assets at June 30, 1996.


     The decision of the Board of Directors to offer KPI and Flora for sale followed months of deliberations in which the Board reviewed strategic alternatives available to the Company. The Board concluded that the disposition of KPI and Flora was in the best interests of its shareholders, and in December of 1995 authorized Slusser Associates, Inc. ("Slusser") to prepare confidential offering materials and solicit bids for the purchase of KPI and Flora. Separate informational materials were prepared and distributed for KPI and Flora. With respect to the sale of KPI, over 45 parties were contacted by Slusser, including automotive suppliers, financial buyers, and foreign entities during the period beginning in April 1996 and ending in July 1996. With respect to the sale of Flora, over 65 parties were contacted by Slusser, beginning in February 1996. In response to these contacts, the Company received four preliminary offers for the purchase of KPI, two of which included the purchase of Flora. From these offers, the Board of Directors selected the three parties who had submitted the highest proposed purchase prices for KPI (two of which included an offer for Flora). In late July and early August of 1996, management of the Company met with the three interested parties to discuss the disposition of KPI and Flora and allowed each of them to perform additional due diligence. Management was directed to pursue the transaction that would achieve the highest value for the Company's shareholders.


     Following discussions with the interested parties, on August 23, 1996, the Board instructed management and Slusser to negotiate the highest sale price for KPI and Flora, but in an amount not less than $70 million. Thereafter, discussions with two of the interested parties continued until August 29, 1996, at the time when Dura submitted a formal offer to acquire KPI (but not Flora) for $80,500,000. Dura was selected by the Company after submitting the highest offer for KPI. In response to Dura's offer, the Company granted Dura the exclusive right, until September 27, 1996, to complete its due diligence. Negotiations for the sale of KPI to Dura were completed on October 3, 1996, when the Purchase Agreement was signed. Management and Slusser are continuing to have discussions with interested parties concerning the possible sale of Flora, although no assurance can be given that such sale will occur.



     The disposition of the Company's automotive operations reflects the Board's determination that the continuation of these operations is not in the best interest of the Company's shareholders. In making this determination, the Board analyzed the long term impact on the Company of the globalization of the supply base demanded by substantially all worldwide automotive OEM manufacturers. The nature of this customer demand has brought with it added competitive pressures on already low profit margins, as well as creating the necessity for substantial new capital investments to provide the required global base of supply. In light of existing margins and perceived new business opportunities, the Board has determined that such additional capital investments are not justified. The Board has also determined that there are more attractive opportunities in the Company's electronic contract manufacturing business and intends to direct a substantial portion of future capital investments to this part of the Company's business. As a result, the Board elected to dispose of the Company's automotive operations and use the capital from the disposition of those assets, after the payment of bank indebtedness, to enhance the expansion of its electronic contract manufacturing business.


DESCRIPTION OF THE SALE; TERMS


     The Company has agreed, subject to shareholder approval, to sell all of its shares of two of its operating subsidiaries to Dura Automotive Systems, Inc., a Delaware corporation, unaffiliated with the Company ("Dura"). The two subsidiaries are Sparton Engineered Products, Inc., KPI Group, a Michigan corporation and Sparton Engineered Products, Inc., KPI Group, an Indiana corporation. The Company has also agreed, subject to shareholder approval, to sell substantially all of the assets of a third subsidiary, Sparton Engineered Products, Inc., Lake Odessa Group, a Michigan corporation, to Dura. Collectively, the Subsidiaries comprise approximately 80% of the automotive operations of the Company. The first two subsidiaries listed above are sometimes referred to collectively in this Proxy Statement as "SEPI-KPI" and the third subsidiary is sometimes referred to as "LAKO." The Sale does not include the stock or assets of Flora, which will be held by the Company as a discontinued operation until its disposition. The Company has no binding commitments or other agreements relating to the sale of Flora. Subject to certain adjustments, the sale price for the stock and assets of all three Subsidiaries is $80,500,000, all of which is payable in cash at the closing of the transaction. Consummation of the transaction would result in an estimated after-tax gain of approximately $34 million. See attached Appendix B.


     Dura is a leading designer and manufacturer of mechanical assemblies and integrated systems for the global automotive industry. With revenues of approximately $127 million for the six month period ended June 30, 1996, and revenues of approximately $240 million for the 12 month period ended December 31, 1995, Dura is a major supplier of both parking brake mechanisms and parking brake cables to original equipment manufacturers in North America.

     The Purchase Agreement among the Company, LAKO, and Dura is set forth in attached Appendix A, and the description of the terms thereof contained herein is qualified in its entirety by reference to Appendix A. The terms of the Purchase Agreement were negotiated by representatives of the Company and of Dura on an arm's length basis. The Board of Directors did not obtain the opinion of an investment banking firm as to the fairness of the Sale, and no appraisal or other valuation of the shares or assets of the Subsidiaries was, or will be, obtained in determining the sale price. It is the Board's judgment that the process pursued in the sale of the Subsidiaries, including the breadth of the solicitation of potential buyers, the resulting competitive offers by unrelated financially capable companies, three of which were above $70 million, and the subsequent negotiations with these parties, provided a reliable assessment of the market value of the Subsidiaries.


CERTAIN COVENANTS AND CONDITIONS TO CONSUMMATION OF THE SALE


     The Purchase Agreement obligates the Company, among other things, to cause each of the Subsidiaries to conduct their respective businesses and maintain their respective properties in the ordinary course of business through the date of closing, and to cooperate with Dura in connection with its due diligence review of the Company and in obtaining all required governmental and third party consents and approvals necessary to consummate the Sale. In addition, the Company is required to discontinue the Lake Odessa plant operations of LAKO. In connection with the discontinuance of those operations, the Company is obligated to resource all jobs, for which it has active purchase orders, to other plants of the Subsidiaries and to terminate purchase orders for customer jobs which have not been resourced. In connection with the resourcing, the Company is required to transfer and deliver to those plants all inventories, machinery, equipment, and all other assets (excluding real estate) which are required to produce the customer jobs. The remaining machinery and equipment and the real estate of the Lake Odessa plant will remain in LAKO and will not be conveyed to Dura.



     In connection with the Sale, Dura has agreed to lease two parcels of real estate previously leased by the Company from John J. Smith and his wife (the "Grand Haven Facility") and John J. Smith and his wife, and Lawson Smith (the "White Cloud Facility"). See "Certain Relationships and Transactions" below for a description of the terms of the current leases with the Company. The consummation of the sale is conditioned upon the execution of lease agreements for the Grand Haven and White Cloud Facilities (collectively the "Real Estate") between LAKO and Dura. See "Management Interest in the Sale."



     The Company has agreed, as part of the Sale, that it will not, for a period of four consecutive years after closing (1) directly or indirectly engage in any business which is the same or substantially similar to the business now conducted by any of the Subsidiaries (excluding an investment of up to 5 percent of any outstanding voting securities of a public entity), (2) induce or attempt to induce any employee of any of the Subsidiaries to accept employment by the Company or one of its affiliated corporations, or (3) induce or attempt to induce any customer or supplier of any of the Subsidiaries to cease doing business with any of them, or to otherwise interfere with the business relationship between any of the Subsidiaries, its customers and suppliers.



     The obligations of both parties to proceed with the Sale are subject, among other things, to (1) the concurrent lease of the Real Estate to Dura, (2) the absence of any litigation or other proceedings which seek to prevent or delay the Sale, (3) the receipt of customary closing certificates and legal opinions, and (4) Dura's receipt of financing pursuant to its bank commitment letter. The obligations of Dura under the Purchase Agreement are subject, among other things, to the Company's compliance with its obligations and covenants under the Purchase Agreement (including but not limited to those described above), satisfaction of all intercompany indebtedness between the Company and the Subsidiaries at or prior to the closing date, approval of the Sale by the Company's shareholders, and to the Company's representations and warranties being true and correct as of the closing. The obligations of the Company under the Purchase Agreement are subject to the approval of the Sale by the shareholders of the Company, compliance by Dura with its obligations under the Purchase Agreement and to Dura's representations and warranties being true and correct as of the closing.


     The sale of the stock of the Subsidiaries is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act") and the rules promulgated thereunder by the Federal Trade Commission ("FTC"). This Act and its related regulations require the Company and Dura to provide certain information to the Antitrust Division of the Department of Justice and the FTC as a condition to consummation of the transaction. The Company and Dura have filed the required reports under the Hart-Scott-Rodino Act with the Antitrust Division and the FTC with respect to the proposed Sale and the applicable waiting period is expected to expire on November 8, 1996. Notwithstanding the expiration of the applicable waiting period, at any time before or after the date of closing, the Antitrust Division, the FTC or any third party can seek to delay, enjoin, or rescind the Sale on antitrust or any related grounds. The Company and Dura believe that the Sale will be in compliance with the antitrust laws; however, there can be no assurance that such a challenge, if made, would not be successful. It is a condition to consummation of the Sale that no action be pending or threatened whereby an unfavorable result would prevent consummation of the transaction or might adversely effect the right of Dura to own and operate or control the Subsidiaries.


MANAGEMENT INTEREST IN THE SALE


     As a condition to the Sale, (i) LAKO is required to purchase the Subsidiaries' Grand Haven Facility from John J. Smith (the Company's CEO and a director) and his wife, and the White Cloud Facility from Mr. and Mrs. John Smith and Lawson Smith, an officer and director of the Company, and (ii) LAKO is required to lease both of these facilities to Dura. The purchase price of the White Cloud Facility is Three Hundred Fifty-two Thousand Dollars Four Hundred ($352,400), and the purchase price of the Grand Haven Facility is Three Hundred Twenty-three Thousand Two Hundred Dollars ($323,200). As part of the sale of the Real Estate to LAKO, the selling parties are obligated, among other things, to indemnify LAKO and the Company for all costs and expenses relating to the remediation of any existing environmental conditions. As part of the Sale, the Board has reviewed, considered and approved the purchase of the Real Estate by LAKO.



     The leases for both of these facilities (the "Leases") by LAKO continue for five (5) year terms, with an aggregate annual rental equal to One Hundred Thirty-five Thousand Dollars ($135,000). The Leases grant Dura the option to purchase both (but not less than both) the Grand Haven Facility and White Cloud Facility for a combined option price equal to Fifty Thousand Dollars ($50,000) at the end of the original term of the Leases. The aggregate annual rental under the lease agreements currently in place between the Smiths and KPI for the White Cloud Facility and Grand Haven Facility equals Ninety-four Thousand Four Hundred Dollars ($94,400), with options to purchase during the lease term for Two Hundred Fifty-two Thousand Four Hundred Dollars ($252,400) and Two Hundred Twenty-three Thousand Two Hundred Dollars ($223,200), respectively, for the White Cloud Facility and Grand Haven Facility. Under the terms of the options to purchase the Real Estate by KPI, the selling parties would not be obligated to indemnify KPI, LAKO, or the Company for, among other things, the costs and expenses relating to the remediation of any existing environmental conditions. The existing lease agreements are discussed in more detail below in the section entitled "Certain Relationships and Transactions."


CLOSING; TERMINATION AND WAIVER

     The closing of the Sale is scheduled to take place within five business days following the date on which all conditions to the Sale have been satisfied or waived, including shareholder approval of the Sale, but in no event later than December 31, 1996. Either party may waive any conditions to its obligations under the Purchase Agreement. Although the Company does not presently anticipate waiving any such condition, it will not seek further shareholder approval if, in the judgment of the Company, any such waiver is in the best interest of the Company and its shareholders and such waiver does not constitute a material adverse change of the terms or conditions of the Sale.

INDEMNIFICATION

     Under the Purchase Agreement, the Company and Dura each agreed to indemnify the other against any losses, liabilities, deficiencies, damages or expenses (collectively referred to as "Losses") arising out of the breach of any representation, warranty, covenant or agreement contained in the Purchase Agreement by the indemnifying party. In addition, Dura has agreed to indemnify the Company against any losses, liabilities, damages or expenses incurred by the Company arising out of its guarantee of certain obligations of the Subsidiaries.


     In general, the obligations to indemnify the other party will not arise unless the aggregate amount of all such Losses exceeds $1 million (the "Threshold Amount"). If the Threshold Amount is reached, indemnification is limited to the amount by which the Losses exceed the Threshold Amount. The Company's maximum indemnification obligation is limited to $15 million, except that this cap on liability is increased to the amount of the purchase price for the stock and assets of the Subsidiaries in the event the Losses arise out of certain specified representations. In general, the Company's obligation to indemnify Dura is conditioned upon its receipt of a notice of claim for indemnification within 12 months after the date of closing. This period is extended to (1) 24 months in the event of a breach of the Company's representations as to undisclosed liabilities, litigation, and employee benefit matters, (2) 42 months in the event of a breach of its representations as to environmental matters, and (3) the applicable statute of limitations period for a breach of its representations as to taxes and certain other specified representations. There is no time limitation on any claims that arise out of any breach of the Company's representation as to the ownership and capitalization of the Subsidiaries. Dura's indemnification obligation is also subject to achievement of the Threshold Amount.


CONDUCT OF THE COMPANY'S BUSINESS AFTER THE SALE


     Other than the repayment of all of the Company's outstanding bank debt, the Board of Directors of the Company has not determined the specific application of the proceeds from the Sale and does not intend to do so until the Sale has been consummated. As stated above, the Board believes that a substantial part of future capital investments will be to support the growth of the Company's electronic contract manufacturing business. Other uses of the proceeds from the Sale, if consummated, that may be considered by the Board include the development, acquisition and/or investment in new products or businesses, distributions to the Company's shareholders, repurchases of the Company's securities and general business purposes. Such activities could include the acquisition of an entire company or companies, or divisions thereof, either through a merger or a purchase of assets, as well as investment in the securities of a company or companies, or alternatively a combination with another business in which the Company would not be the surviving corporation. The Company has not entered into any negotiations concerning such acquisitions or investments. There can be no assurance that the Company will be successful in such efforts, and redeployment of the Company's assets into new businesses accordingly entails an element of risk to the shareholders. While the Company does not presently intend to spend in excess of the net cash proceeds available to it for such acquisitions or investments, it is possible that such a transaction in the future could require additional funds. Sources of such capital could include bank borrowings or the sale of debt or equity securities; however, there can be no assurance that the Company would be successful in obtaining such additional funds, if required.

ADDITIONAL COMPANY INFORMATION


     Appendix B to this Proxy Statement includes certain financial information relevant to the proposed Sale. Included in such information is the Company's historical and pro forma selected financial data, historical and pro forma per share data and pro forma financial statements of the Company giving effect to the proposed Sale.



     This Proxy Statement is accompanied or preceded by the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1996. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, is incorporated by reference in this Proxy Statement. Also incorporated by reference in this Proxy Statement is the Company's Annual Report to Shareholders, which accompanies or precedes this Proxy Statement, excluding the information set forth under the captions Shareowners' Letter, Electronics, Automotive & Industrial Products, and Financial Trends at a Glance, appearing on pages 2 through 7, and those portions of pages 8, 9 and 10, which are not deemed to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in this Proxy Statement or any document so filed. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this Proxy Statement and prior to the date on which the annual meeting of shareholders is held, shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that statement contained herein or any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute any part of this Proxy Statement.


     The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 1996, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report shall be directed to Richard Langley, Vice President-Treasurer, Sparton Corporation, 2400 East Ganson Street, Jackson, Michigan 49202.

     On October 2, 1996, the day preceding the public announcement of the proposed Sale, the high and low bid prices of the Company's Common Stock were $8.00 and $7.875, as reported by the New York Stock Exchange.

FEDERAL INCOME TAX CONSEQUENCES


     The Sale will result in a taxable disposition for federal income tax purposes. The Company expects to realize a gain on the Sale for federal income tax purposes, the amount of which has not yet been fully determined. The federal income tax consequences of a sale of the Subsidiaries other than pursuant to the Purchase Agreement will depend upon the form of the transaction. Neither the Sale nor any other sale by the Company involving any Subsidiaries should by itself result in the imposition of federal income taxes upon the Company's shareholders.


DISSENTER'S RIGHTS OF APPRAISAL


     Ohio law governs the rights of the Company's shareholders in connection with the Sale. Pursuant to Ohio law each record holder of shares of the Company as of October 29, 1996, is entitled to the rights of a dissenting shareholder pursuant to the provisions of section 1701.85 of the Ohio General Corporation Law. Any dissenting shareholder must not have voted in favor of the Sale. Not later than ten (10) days after the date of the Annual Meeting, a dissenting shareholder must deliver to the Company a written demand for payment of the fair cash value of the shares as to which he or she seeks relief. The demand must state the dissenting shareholder's address, the number and class of such shares, and the amount claimed as the fair cash value of the shares. Shareholders will not receive further notification of the date such written demand is to be received by the Company. Although a shareholder voting against the Sale will not be deemed to have waived his or her appraisal rights, such a vote against the Sale will not satisfy the foregoing notification requirements and a shareholder voting against the Sale will be required to notify the Company of his exercise of appraisal rights.

     The Company may send to each dissenting shareholder, at the address specified in the demand, a request for certificate(s) representing the shares as to which relief is sought and the dissenting shareholder, within fifteen (15) days from the date of the sending of such request, must deliver to the Company the certificate(s) requested so that the Company may endorse on them a ledger to the effect that demand for the fair cash value of such shares has been made. The Company will promptly return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver certificate(s) terminates his or her right as a dissenting shareholder, at the option of the Company, exercised by written notice sent to the dissenting shareholder within twenty (20) days after the lapse of fifteen (15) day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them will bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is a record holder of uncertificated securities, the Company will make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities. A transferee of shares so endorsed, or of uncertificated shares where such notation has been made acquires only such rights in the Company as the original dissenting holder of such shares had immediately after the service of demand for payment of the fair cash value of the shares. A request for share certificates by the Company hereunder is not an admission by the Company that the shareholder is entitled to relief under Ohio law.


     Unless the Company or the dissenting shareholder come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the Company, within three (3) months after the service of the demand of the dissenting shareholder, may file a complaint in the Court of Common Pleas of the county of which the principal office of the Company is located. Other dissenting shareholders, within that three (3) month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint must contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such complaint is required. Upon the filing of such a complaint the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring a copy of the complaint and the notice of the filing and of the date for hearing be given to the respondent or defendant in the matter in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint such evidence as submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares, and, if so, the number in class of such shares. If the court finds the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence to recommend a decision of them all on a fair cash value. The cost of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed and apportioned as the court considers equitable. If, during the pendency of any proceeding instituted under these provisions of Ohio law, suit or proceeding is or has been instituted to enjoin or otherwise to prevent of the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under these provisions of Ohio law shall be stayed until the final determination of the other suit or proceeding. The fair cash value of the shares that is agreed upon by the parties or fixed by the court shall be paid within thirty (30) days after the date of final determination of such value, or the commencement of any other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.


     Fair cash value as to those shareholders who have dissented shall be determined as of the day prior to the day on which the vote of the shareholders was taken. The fair cash value of a share for the purposes hereof is the amount that a willing seller that is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the shareholders shall be excluded.

     From the time the dissenting shareholders giving of the demand until the determination of the rights and obligations arising from it or the purchase of the shares by the Company, all of the rights accruing from such shares, including voting and dividend or distributions rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, and won't be equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares of securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the Company, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of shares at the time of termination.

     The affirmative vote of two-thirds ( 2/3) of the holders of the outstanding shares of Common Stock entitled to vote thereon is required to approve the Sale. Unless otherwise directed by shareholder's proxy, the persons named as proxy voters in the accompanying proxies will vote for approval of the Sale. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE SALE.

     Directors and executive officers of the Company who beneficially own approximately 40% of the outstanding shares of the Company's Common Stock have entered into an Agreement with Buyer, dated October 3, 1996, pursuant to which they have each agreed to vote such shares in favor of the Sale and have appointed David R. Bovee, Vice President and Chief Financial Officer of Buyer, to vote all of those shares in favor of the Sale. A more detailed description of the stock ownership by these persons is set forth above in the section entitled "Outstanding Stock and Voting Rights."

                ------------------------------------------------

     The Executive Compensation Committee Report and Performance Graph set forth below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.
                ------------------------------------------------

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables provide certain data and information on the compensation of the Company's Chief Executive Officer and its four most highly compensated executive officers (other than the CEO) whose annual salary and bonus exceeded $100,000 (collectively referred to as the "Named Executives"). This report addresses the Company's compensation policies and programs for the year ended June 30, 1996, the details of which are reflected in the tables set forth in the following pages of this Proxy Statement. The Company's and the Board's policies and practices pertaining to the compensation of executive officers and management have been in effect for a number of years.

EXECUTIVE COMPENSATION COMMITTEE REPORT

     Decisions on the compensation of the Company's executive officers are made by the Board's Compensation Committee. This Committee is composed of Mr. John J. Smith, Chairman of the Board and Chief Executive Officer and four non-employee directors: Messrs. Noecker, Kirk, DeBoer and Thompson.

     The Company has long-established policies and practices intended to compensate its salaried employees in a manner that will enable the Company to attract, retain and motivate them to accomplish corporate goals and objectives. These policies and practices encourage management to remain dedicated to the maximization of shareholder value. The Compensation Committee establishes compensation for its key executives through a comparison of its salary levels with companies of comparable size, sales and profitability.

     The Company's compensation program is comprised of several elements: cash compensation (including salary and incentive bonus), incentive stock options and defined benefit or defined contribution retirement plans. Reflective of the Company's goal of relating compensation to corporate performance, the incentive bonus compensation plan permits certain executive officers to earn additional compensation if the pretax earnings of their operating unit is in excess of an established goal. The bonus for all other key executives is a subjective determination by the Compensation Committee based upon an evaluation of the employees' individual performance, level of responsibility and experience.

     The Company's Chief Executive Officer is compensated pursuant to employment agreements that have been in existence since 1950. A description of the current employment agreement and related compensation of the Company's Chief Executive Officer is set forth below under the caption "Employment Agreement and Related Compensation."

            Marshall V. Noecker                     Robert J. Kirk
            James N. DeBoer                         John J. Smith
            Blair H. Thompson

EMPLOYMENT AGREEMENT AND RELATED COMPENSATION

     The current agreement for Mr. John J. Smith, the Company's CEO, expires on June 30, 1997. Under the terms of this contract, Mr. Smith's annual salary for fiscal 1996 was to be $288,542. The contract also provides for an annual cash bonus equal to 5% of the Company's pretax earnings in excess of $5,000,000 with the bonus limited to $150,000 for the fiscal year ended June 30, 1996. For the year ended June 30, 1996, Mr. Smith voluntarily reduced his compensation to a rate of $178,200 per annum. No bonus was payable under the terms of the contract for fiscal year 1996.

     Pursuant to prior employment agreements with Mr. Smith, a deferred compensation account was established. Mr. Smith is entitled to receive payments in monthly installments following termination of employment; or, subject to prior approval of the Company's Board of Directors, from time to time in lump sums upon Mr. Smith's request. No payments were made to Mr. Smith during fiscal year 1996. The balance in Mr. Smith's deferred compensation account will be paid in a lump sum upon his death. Beginning July 1, 1976, the Company agreed to credit interest to Mr. Smith's deferred compensation account at the rate of 1 1/2% above the prime rate, but not exceeding 10%. However, if the prime rate exceeds 10% then interest will be credited at the prime rate, but in no event at a rate exceeding 14%. At June 30, 1996, the balance in Mr. Smith's deferred compensation account was $2,180,903.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. John J. Smith and Mr. Blair H. Thompson (a former officer of the Company) are members of the Compensation Committee and as such participate in establishing compensation for executives of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows certain compensation information for the Named Executives for services rendered in all capacities during the fiscal years ended June 30, 1996, 1995 and 1994.


                                                                       ALL OTHER
                                  FISCAL                                COMPEN-
 NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS         SATION
------------------------------    ------    --------     --------     -----------
John J. Smith                      1996     $178,200     $    -0-      $   1,750(1)
Chairman of the Board              1995      120,000          -0-        121,750(1)
and Chief Executive Officer        1994      206,287          -0-        163,272(1)
David W. Hockenbrocht              1996      178,200          -0-          1,750(2)
President and Chief                1995      178,200          -0-          1,750(2)
Operating Officer                  1994      196,350          -0-          2,100(2)
Richard D. Mico                    1996      106,294       11,034          3,304(3)
Vice President and General         1995      103,125          -0-          2,510(3)
Manager                            1994       98,405          -0-          1,971(3)
Jerry R. Gause                     1996       94,577       24,000          4,256(3)
Vice President and General         1995       88,723       21,000          3,553(3)
Manager                            1994       80,884       21,000          3,378(3)
Douglas E. Johnson                 1996      100,000          -0-            -0-
Vice President and General         1995       93,572          -0-            -0-
Manager                            1994       88,054          -0-            -0-


---------------

(1) Represents directors fees of $1,750 paid in 1996 and 1995, and $2,100 in 1994. The balance represents payments made pursuant to deferred compensation arrangement discussed under the caption Employment Agreement and Related Compensation above.

(2) Represents directors fees.

(3) Represents Company contributions to its employees' defined contribution benefit plan.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no options granted to any Company officers or other employees for the fiscal year ended June 30, 1996.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information, with respect to the Named Executives, concerning the unexercised options and SARs held at June 30, 1996. None of the Named Executives exercised any options for the purchase of Company Common Stock during the past fiscal year.

                      AGGREGATED OPTION/SARS EXERCISED IN
                      LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                   NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                       OPTIONS/SARS              IN THE MONEY OPTIONS/SARS
                                    AT FISCAL YEAR-END             AT FISCAL YEAR-END(1)
                                ---------------------------     ---------------------------
            NAME                EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------    ----------     ------------     ----------     ------------
John J. Smith                         -0-             -0-         $  -0-          $  -0-
David W. Hockenbrocht              16,000          16,000            -0-             -0-
Richard D. Mico                     3,750           1,250            -0-             -0-
Jerry R. Gause                      3,750           1,250            -0-             -0-
Douglas E. Johnson                    -0-             -0-            -0-             -0-

---------------

(1) The closing price of the Company's Common Stock was $4.25 at June 28, 1996, which price was less than the exercise price on outstanding stock options.

RETIREMENT PROGRAMS


     The Company maintains a defined benefit retirement plan for employees of the Company and one subsidiary which provides for monthly pensions following retirement. During the past year, no cash contributions were made by the Company to the plan as in the judgment of the Company's independent actuaries, the pension plan was fully funded. The plan provides a basic benefit of $2.25 per month for each year of credited service up to a maximum of $90 per month. In addition, for those participants who contribute 5% of their monthly compensation (excluding bonuses) per month, the plan provides for an additional monthly pension amount equal to 1 1/2% of the participant's final 10-year average monthly compensation (excluding bonuses) times the participant's years of contributory and credited service to a maximum of 30 years. The following table shows the estimated annual retirement benefits in specified remuneration and service classifications upon normal retirement at age 65. The benefits shown are not subject to any deduction for Social Security or other offset amounts. (For fiscal years beginning after June 30, 1993, the maximum amount of annual compensation allowed to be included in determining final average compensation has been limited by statute to $150,000. This amount is subject to future adjustment by the Internal Revenue Service.)


   FINAL 10-YEAR
   AVERAGE ANNUAL            YEARS OF CONTRIBUTORY AND CREDITED SERVICE AT AGE 65
 EARNINGS (EXCLUDES      ------------------------------------------------------------
      BONUSES)              10           15           20           25           30
--------------------     --------     --------     --------     --------     --------
      $ 60,000           $  9,270     $ 13,905     $ 18,540     $ 23,175     $ 27,810
        80,000             12,270       18,405       24,540       30,675       36,810
       100,000             15,270       22,905       30,540       38,175       45,810
       120,000             18,270       27,405       36,540       45,675       54,810
       140,000             21,270       31,905       42,540       53,175       63,810
       160,000             24,270       36,405       48,540       60,675       72,810
       180,000             27,270       40,905       54,540       68,175       81,810

     The following Named Executives have years of contributory credited service under the plan and current annual earnings as of June 30, 1996:

                                                              CURRENT ANNUAL
                                  YEARS OF CONTRIBUTORY    EARNINGS (EXCLUDING
           OFFICER                  CREDITED SERVICE              BONUS)
------------------------------    ---------------------    --------------------
David W. Hockenbrocht                     18.50                  $178,200
Douglas E. Johnson                        8.00                    100,000

Mr. John J. Smith, Mr. Richard D. Mico and Mr. Jerry R. Gause do not participate in the Company's defined benefit retirement plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's directors and executive officers, as well as any person holding more than ten percent of a registered class of the Company's equity securities, are required to report any changes in their ownership of the Company's securities to the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, all required reports were properly filed by such persons during the fiscal year ended June 30, 1996.

PERFORMANCE GRAPH

     The following is a line-graph presentation comparing cumulative, five-year shareholder return, on an indexed basis, of the Company's Common Stock with that of a broad market index (the S&P 500 Composite Index) and a weighted index made up of selected S&P 500 indices including Electronics Defense (50%), Automobiles (25%) and Industrials (25%). The Company selected this weighted index because the companies included therein are engaged in operations similar to the Company's operations. The comparison assumes a $100 investment on June 30, 1991, and the reinvestment of dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
       SPARTON CORPORATION, S&P 500 COMPOSITE INDEX AND AN INDUSTRY INDEX
                          (INDEX JUNE 30, 1991 = 100)

                                   [GRAPHIC]

      MEASUREMENT PERIOD            SPARTON       S&P 500 IN-    S&P WEIGHTED
    (FISCAL YEAR COVERED)         CORPORATION         DEX            INDEX
1991                                       100             100             100
1992                                       123             113             109
1993                                        88             129             142
1994                                        96             131             150
1995                                        85             165             196
1996                                        71             208             299

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS


     John J. Smith and his wife and Lawson K. Smith lease a manufacturing facility located in White Cloud, Michigan to KPI. John J. Smith and his wife also lease a facility located in Grand Haven, Michigan to this subsidiary. Both the facilities are occupied under lease agreements that allow termination by either party upon ninety (90) days notice. These two lease agreements, the result of arms-length type negotiations, grant the Company the option to acquire the properties during the lease term for $252,400 and $223,200, respectively. The original leases of these facilities were in existence prior to the Company's acquisition of this subsidiary.


                              INDEPENDENT AUDITORS

     Representatives of Ernst & Young LLP, the Company's independent auditors for many years, are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS -- 1997 ANNUAL MEETING


     Shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company not later than July 7, 1997, at its principal executive offices, 2400 East Ganson Street, Jackson, Michigan 49202, Attention: Secretary, for inclusion in the Proxy Statement and Proxy relating to the 1997 Annual Meeting of Shareholders.


                                      By Order of the Board of Directors

                                      LAWSON K. SMITH
                                      Secretary

Dated: November 1, 1996

                                                                      APPENDIX A

                       STOCK AND ASSET PURCHASE AGREEMENT

                                     AMONG

                              SPARTON CORPORATION,
                             AS SHAREHOLDER OF ITS
                           KPI GROUP OF SUBSIDIARIES,
                      SPARTON ENGINEERED PRODUCTS, INC. --
                               LAKE ODESSA GROUP

                                      AND

                         DURA AUTOMOTIVE SYSTEMS, INC.

                             DATED OCTOBER 3, 1996

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Article I -- Purchase and Sale of Stock
      1.1       Stock Purchase.........................................................    1
      1.2       Asset Purchase; Assumption of Liabilities..............................    1
      1.3       Purchase Price.........................................................    2
      1.4       Adjustment in Purchase Price...........................................    2
Article II -- Lease of Leased Real Estate
      2.1       Lease of Leased Real Estate............................................    3
Article III -- Closing
      3.1       Closing................................................................    3
      3.2       Concurrent Closing.....................................................    3
      3.3       Release of Liens at Closing............................................    3
Article IV -- Conditions to Closing
      4.1       Conditions to Buyer's Obligations......................................    4
      4.2       Conditions to Obligations of Sparton...................................    5
Article V -- Covenants Prior to Closing
      5.1       Operation of KPI Subsidiaries Since June 30, 1996......................    6
      5.2       Affirmative Covenants of Sparton.......................................    6
      5.3       Covenants of Buyer.....................................................    7
      5.4       Title Insurance........................................................    7
      5.5       Surveys................................................................    7
      5.6       Closing of Lake Odessa Plant...........................................    8
      5.7       Negative Covenants of Lako and Sparton.................................    8
      5.8       Proxy; shareholders' Vote..............................................    8
Article VI -- Representations and Warranties Concerning Sparton and the KPI
              Subsidiaries
      6.1       Organization and Corporate Power.......................................    9
      6.2       Authorization of Transactions..........................................    9
      6.3       Capitalization.........................................................    9
      6.4       Subsidiaries...........................................................    9
      6.5       Absence of Conflicts...................................................    9
      6.6       Financial Statements...................................................   10
      6.7       Absence of Undisclosed Liabilities.....................................   10
      6.8       Absence of Certain Developments........................................   10
      6.9       Real Property..........................................................   11
      6.10      Tangible Assets........................................................   12
      6.11      Title to Personal Property.............................................   12
      6.12      Environmental Matters..................................................   12
      6.13      Accounts Receivable....................................................   14
      6.14      Inventory..............................................................   14
      6.15      Taxes..................................................................   14
      6.16      Contracts and Commitments..............................................   16
      6.17      Intellectual Property Rights...........................................   17
      6.18      Litigation; Proceedings................................................   18
      6.19      Brokerage..............................................................   18
      6.20      Governmental Licenses and Permits......................................   18
      6.21      Employees..............................................................   18
      6.22      Employee Benefit Plans.................................................   18
      6.23      Insurance..............................................................   19

                                                                                         PAGE
                                                                                         ----
      6.24      Officers and Directors; Bank Accounts..................................   19
      6.25      Affiliate Transactions.................................................   19
      6.26      Compliance with Laws...................................................   19
      6.27      Disclosure.............................................................   20
      6.28      Closing Date...........................................................   20
      6.29      Product Warranties.....................................................   20
      6.30      Tooling Invoices.......................................................   20
Article VII -- Representations and Warranties of Buyer
      7.1       Organization and Corporate Power.......................................   20
      7.2       Authorization..........................................................   20
      7.3       No Violation...........................................................   20
      7.4       Governmental Authorities and Consents..................................   20
      7.5       Brokerage..............................................................   20
      7.6       Litigation.............................................................   21
      7.7       Buyer's Investment Representations.....................................   21
      7.8       Disclosure.............................................................   21
      7.9       Closing Date...........................................................   21
Article VIII -- Termination
      8.1       Termination............................................................   21
      8.2       Effect of Termination..................................................   21
Article IX -- Additional Agreements
      9.1       Survival...............................................................   21
      9.2       Sparton's Guaranty; Buyer's Indemnification............................   22
      9.3       General Indemnification................................................   22
      9.4       Investigation and Confidentiality......................................   23
      9.5       Expenses...............................................................   24
      9.6       Noncompete.............................................................   24
      9.7       Tax Claims.............................................................   24
      9.8       Sparton's Access to Records............................................   27
      9.9       Sparton Shares in Retirement Trusts....................................   27
      9.10      Product Warranty Claims................................................   27
      9.11      Change of Corporate Name...............................................   27
      9.12      Assignment of Kostecki Judgment........................................   28
      9.13      Environmental Matters..................................................   28
      9.14      Exclusivity............................................................   29
Article X -- Miscellaneous
     10.1       Press Releases and Announcements.......................................   29
     10.2       Further Transfers......................................................   29
     10.3       Specific Performance...................................................   29
     10.4       Amendment and Waiver...................................................   29
     10.5       Notices................................................................   29
     10.6       Binding Agreement; Assignment..........................................   30
     10.7       Severability...........................................................   30
     10.8       Captions...............................................................   30
     10.9       Entire Agreement.......................................................   31
     10.10      Counterparts...........................................................   31
     10.11      Governing Law..........................................................   31
     10.12      Parties in Interest....................................................   31

                                    EXHIBITS

      A.        List of KPI Subsidiaries
      B.        Opinion of Sparton's Counsel
      C.        Certificate of Officer of Sparton
      D.        Opinion of Buyer's Counsel
      E.        Certificate of Officer of Buyer

                               LIST OF SCHEDULES

6.5               Restrictions Schedule
6.7               Liability Schedule
6.8               Developments Schedule
6.9(a)            Real Property Lease Schedule
6.9(b)            Real Property Schedule
6.11              Encumbrances Schedule
6.12              Environmental Schedule
6.15              Taxes Schedule
6.16              Contracts Schedule
6.17 and          Intellectual Property Rights Schedules
6.17(c) and       Intellectual Property Rights Schedules
6.17(d)           Intellectual Property Rights Schedules
6.18              Litigation Schedule
6.20              Licenses Schedule
6.22              Employee Benefit Plans Schedule
6.23              Insurance Schedule
6.24              Officers and Directors Schedule
6.25              Affiliate Transactions Schedule
9.2               Guarantied Obligations Schedule

                       STOCK AND ASSET PURCHASE AGREEMENT

     STOCK AND ASSET PURCHASE AGREEMENT DATED AS OF OCTOBER 3, 1996, AMONG SPARTON CORPORATION, AN OHIO CORPORATION ("SPARTON"), SPARTON ENGINEERED PRODUCTS, INC., LAKE ODESSA GROUP, A MICHIGAN CORPORATION ("LAKO"), AND DURA AUTOMOTIVE SYSTEMS, INC., A DELAWARE CORPORATION ("BUYER").

RECITALS

     Sparton owns 100 percent of the issued and outstanding capital stock of each of the corporations listed on Exhibit A attached hereto (collectively, the "KPI Subsidiaries"), consisting of the number of shares of common stock set opposite the name of each (together, "Common Stock"). Upon the terms and conditions set forth in this Agreement, Buyer desires to acquire from Sparton, and Sparton desires to sell to Buyer, all of the Common Stock.

     Sparton also owns 100 percent of the outstanding capital stock of Lako. Upon the terms and conditions set forth in this Agreement, Buyer desires to acquire from Lako, and Lako and Sparton desire that Lako sell to Buyer, the business and certain of the assets of Lako which are operating as a going concern, subject to certain liabilities.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

     1.1 STOCK PURCHASE. Upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Article III), Buyer agrees to purchase from Sparton and Sparton agrees to sell and transfer to Buyer all of the Common Stock, free and clear of all liens, charges, security interests, claims, pledges, taxes, options, warrants, rights, proxies, voting trusts, voting agreements, and other encumbrances and restrictions ("Liens"). As provided in
Section 3.3, at the Closing the existing lien on the Common Stock shall be released.

     1.2 ASSET PURCHASE; ASSUMPTION OF LIABILITIES.

          (a) Upon the terms and conditions set forth in this Agreement, at the Closing (as defined in Article III), Buyer agrees to purchase from Lako, and Lako agrees to sell, transfer, convey, and deliver to Buyer, all right, title, and interest in and to the following assets of Lako (collectively, the "Acquired Assets"), but excluding the "Excluded Assets" defined below:

             (i) all cash, cash equivalents, accounts receivable, and notes receivable;

             (ii) all inventories of raw materials and supplies, purchased and service parts, work-in-process, finished goods, tooling, and all other items of inventory;

             (iii) the land, building, and improvements located at 3741 Weber road, Gladwin, Michigan (the "Gladwin Plant") and all licences, rights of way, permits, and appurtenances thereon;

             (iv) all machinery, equipment, furniture, fixtures, vehicles, tooling, molds, dies, and other tangible personal property located at or used in the operations of the Gladwin Plant;

             (v) all Lako agreements, contracts, and purchase orders related to or connected with operations at the Gladwin Plant, including those listed on attached Schedule 6.16;

             (vi) all prepayments and deposits made with respect to operations at the Gladwin Plant to the extent any will inure to the benefit of Buyer after Closing.

             (vii) any permits, licenses, or other rights obtained from governments or government agencies including those listed on attached
        Schedule 6.20;

             (viii) all books, records, files, documents, drawings, specifications, and other written materials, including copies of financial and accounting books and records;

             (ix) all other property, including all Intellectual Property, in which Lako has an interest and which is connected with the operations at the Gladwin Plant.

          (b) The following assets of Lako ("Excluded Assets") shall be excluded from the sale to Buyer of the Acquired Assets:

             (i) all insurance policies;

             (ii) charter documents, minute books, stock transfer records, corporate seal;

             (iii) the land, building, and improvements comprising Lako's plant located in Lake Odessa, Michigan (the "Lake Odessa Plant"), and a parcel of unimproved land in the vicinity of Lake Odessa;

             (iv) all machinery, equipment, furniture, fixtures, vehicles, tooling, molds, dies, and inventories located at the Lake Odessa Plant (which are not to be transferred to the KPI Subsidiaries pursuant to Section 5.6), a list of which has been furnished to Buyer, and all other tangible personal property located at the Lake Odessa Plant.

          (c) Subject to the terms and conditions of this Agreement, Buyer agrees to assume the following obligations of Lako connected with the operations of the Gladwin Plant ("Assumed Liabilities"):

             (i) all current liabilities, except "Excluded Liabilities," defined below, recorded on the books and records of Lako as of the Closing Date to the extent such current liabilities have been incurred in the Ordinary Course of Business, consistent with past custom and practice;

          (d) Buyer does not assume and is not liable for the following liabilities and obligations of Lako ("Excluded Liabilities"):

             (i) except for obligations and liabilities incurred in the Ordinary Course of Business with respect to operations at the Gladwin Plant (other than cash advances which are dealt with in Section 1.4), obligations or liabilities due to corporations affiliated with Lako, including obligations or liabilities to Sparton for funds advanced to Lako prior to the Closing Date;

             (ii) obligations or liabilities connected with the operations of the Lake Odessa Plant;

             (iii) any other obligations or liabilities which are not "Assumed Liabilities".

     1.3 PURCHASE PRICE. The total purchase price for the Common Stock and the Acquired Assets shall be Eighty Million Five Hundred Thousand Dollars ($80,500,000) (the "Purchase Price"), subject to adjustment as provided in
Section 1.4, payable in cash at the Closing in immediately available funds, plus or minus any adjustments to the Purchase Price provided for in this Agreement. The Purchase Price shall be allocated between the Common Stock and the Acquired Assets as provided as mutually agreed upon by Buyer and Sparton.

     1.4 ADJUSTMENT IN PURCHASE PRICE. The purchase price shall be increased dollar for dollar to the extent the sum of all cash advances by Sparton to the KPI Subsidiaries and Lako exceeds the sum of all cash advances by the KPI Subsidiaries and Lako to Sparton during the period beginning July 1, 1996, to the Closing Date, or shall be decreased dollar for dollar to the extent the sum of all cash advances by Sparton to the KPI Subsidiaries and Lako is less than the sum of all cash advances by the KPI Subsidiaries and Lako to Sparton during the same period.

Such adjustment shall be determined and paid by Buyer to Sparton or by Sparton to Buyer at the Closing. The purchase price will be reduced to the extent that cash generated by the Gladwin Plant, or any other KPI Subsidiary, was used to fund the operations of the Lake Odessa Plant since July 1, 1996, to the Closing Date. From time to time as reasonably requested by Buyer following the date of this Agreement and as of and at the Closing, Sparton shall furnish to Buyer a detailed accounting of all such cash advances and a computation of the amount of such adjustment. If Buyer disputes the adjustment calculated by Sparton as of Closing, then Deloitte & Touche shall determine the amount of such adjustment and its determination shall be final and binding upon Sparton and Buyer.

                                   ARTICLE II

                          LEASE OF LEASED REAL ESTATE

     2.1 LEASE OF LEASED REAL ESTATE. KPI has leased from John J. Smith and wife a parcel of real estate in Grand Haven, Michigan, and from Lawson K. Smith and John J. Smith and wife a parcel of real estate in White Cloud, Michigan (the "Leased Real Estate"). At or before the Closing, Lako will purchase the Leased Real Estate. By separate customary agreements consistent with the terms of this Agreement and to be mutually agreed upon by Buyer and Lako, the Buyer and Lako will enter into leases providing for the lease of the Leased Real Estate by Buyer from Lako. John J. Smith and wife and Lawson K. Smith are collectively referred to herein as the "Smiths." The lease agreements shall be "triple net" leases and shall provide for an aggregate annual rental equal to One Hundred Thirty-five Thousand Dollars ($135,000). The leases shall also provide for a purchase option to be exercised at the end of their five-year terms upon payment of an aggregate option price equal to Fifty Thousand Dollars ($50,000). The purchase option shall provide that both parcels of Leased Real Estate must be purchased if the purchase option is exercised. The parties shall negotiate the definitive lease agreements in good faith.

                                  ARTICLE III

                                    CLOSING

     3.1 CLOSING. The closing of the purchase and sale of the Common Stock and Acquired Assets and Buyer's lease of the Leased Real Estate (the "Closing") will be held at the offices of Varnum, Riddering, Schmidt & Howlett, Grand Rapids, Michigan, at 10 a.m. on a date which is no later than five (5) business days following the date on which all the conditions set forth in Article IV hereof have been fully satisfied or waived, or at such other place or on such other date as may be mutually agreeable to the Buyer and Sparton. The date of closing is referred to herein as the Closing Date. Subject to fulfillment of the conditions set forth in this Agreement, at the Closing:

          (a) Sparton will deliver stock certificates representing all the shares of Common Stock, duly endorsed for transfer or accompanied by duly executed stock powers, and Lako will deliver instruments of transfer and conveyance of the Acquired Assets;

          (b) Buyer will pay the Purchase Price as provided in Section 1.2 hereof, and deliver an instrument assuming the Assumed Liabilities;

     3.2 CONCURRENT CLOSING. The closing of the purchase and sale of Common Stock and Acquired Assets is conditioned upon the concurrent closing of the lease of the Leased Real Estate and vice versa. The closing of each of the transactions shall be effective simultaneously, and the closing of one shall not be effective except upon the simultaneous closing of the others.

     3.3 RELEASE OF LIENS AT CLOSING. At the Closing, Sparton agrees to use a portion of the Purchase Price to obtain from lenders the release and discharge of all security interests and liens then existing on the Common Stock, the assets of the KPI Subsidiaries, and the Acquired Assets.

                                   ARTICLE IV

                             CONDITIONS TO CLOSING

     4.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

          (a) The representations and warranties of Sparton in Article VI hereof will be true and correct in all material respects at and as of the Closing Date as though then made.

          (b) Sparton will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

          (c) All third-party consents, waivers, and approvals which are required for the sale and transfer of the Common Stock, the Acquired Assets, and the consummation of the transactions contemplated hereby will have been obtained upon terms reasonably satisfactory to Buyer, including the waiver of any right to terminate any contracts to which any KPI Subsidiaries or Lako is a party to or is bound. Consents to the assignment of customer purchase orders are waived by Buyer and will not be required.

          (d) All governmental filings, authorizations, and approvals which are required for the sale and transfer of the Common Stock, the Acquired Assets, and the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Buyer.

          (e) No action or proceeding before any court or government body will be pending or threatened wherein an unfavorable judgment, decree, injunction, or order would prevent the performance of this Agreement or any of the transactions contemplated hereby, or which might adversely affect the right of Buyer to own, operate, or control the KPI Subsidiaries and the Acquired Assets.

          (f) All intercompany indebtedness reflected in the advance account between Sparton and the KPI Subsidiaries shall have been satisfied at or prior to the Closing Date.

          (g) The shareholders of Sparton shall have authorized the sale of the Common Stock and Acquired Assets to the Buyer upon the terms and conditions of this Agreement, as required by the applicable provisions of the General Corporation Law of the state of Ohio.

          (h) Buyer will have received the opinion addressed to Buyer, dated the Closing Date, of Varnum, Riddering, Schmidt & Howlett LLP, counsel for Sparton, with respect to the matters set forth in Exhibit B attached hereto and in form and substance reasonably satisfactory to Buyer and its counsel.

          (i) On or prior to the Closing Date, Sparton will have delivered, or caused to be delivered, to Buyer all of the following:

             (i) a certificate in the form set forth in Exhibit C attached hereto, dated the Closing Date, stating that the conditions specified in Sections 4.1(a) through (g) above, inclusive, have been satisfied;

             (ii) copies of all third-party and governmental consents, approvals, and filings required in connection with the consummation of the transactions contemplated herein;

             (iii) certificates representing the Common Stock and instruments of Lako's transfer and conveyance of the Acquired Assets as required by
        Section 3.1(a);

             (iv) the minute books, stock transfer records, and corporate seals of the KPI Subsidiaries;

             (v) resignations of the directors of the KPI Subsidiaries, effective as of the Closing Date;

             (vi) a good standing certificate for each of the KPI Subsidiaries in their respective states of incorporation and good standing certificates for each jurisdiction in which each is required to be qualified to do business, dated as of a date within ten (10) business days prior to the Closing Date;

             (vii) the articles of incorporation of each of the KPI Subsidiaries certified by its state of incorporation and bylaws of each certified by its secretary;

             (viii) the documents required by Sections 5.4 and 5.5; and, if required by Buyer's lenders, an estoppel letter from each of the landlords of Leased Real Property and each other parcel of real property leased by the KPI Subsidiaries or Lako, in form and content reasonably satisfactory to Buyer and its lenders;

             (ix) such other documents or instruments as Buyer reasonably requests to effect the transactions contemplated hereby.

          (j) The closing of Buyer's lease of the Leased Real Estate shall be completed concurrently as contemplated by Section 3.2.

          (k) The $100 million loan commitment issued to Buyer by Bank of America, a copy of which has been furnished to Sparton, shall have been funded at or before the Closing, or Buyer shall have obtained other financing satisfactory to it needed to consummate the purchase of the Common Stock and the Acquired Assets.

     Any condition specified in this Section 4.1 may be waived in writing by Buyer.

     4.2 CONDITIONS TO THE OBLIGATIONS OF SPARTON. The respective obligations of Sparton to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing
Date:

          (a) The representations and warranties of Buyer in Article VII hereof will be true and correct in all material respects at and as of the Closing Date.

          (b) Buyer will have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

          (c) All governmental filings, authorizations, and approvals which are required for the sale and transfer of the Common Stock and Acquired Assets and the consummation of the transactions contemplated hereby will have been duly made and obtained on terms reasonably satisfactory to Sparton.

          (d) All intercompany indebtedness reflected in the advance account between Sparton and the KPI Subsidiaries shall have been satisfied at or prior to the Closing Date.

          (e) The shareholders of Sparton shall have authorized the sale of the Common Stock and Acquired Assets to the Buyer upon the terms and conditions of this Agreement, as required by the applicable provisions of the General Corporation Law of the state of Ohio.

          (f) Sparton shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to Buyer, with respect to the matters set forth in Exhibit D attached hereto, and in form and substance reasonably satisfactory to Sparton and its counsel.

          (g) On or prior to the Closing Date, Buyer will have delivered to Sparton all of the following:

             (i) a certificate from Buyer in the form set forth in Exhibit E attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 4.2(a) through (c) above have been satisfied;

             (ii) certified copies of the resolutions of Buyer's Board of Directors approving the transactions contemplated by this Agreement;

             (iii) an instrument assuming the Assumed Liabilities;

             (iv) such other documents or instruments as Sparton may reasonably request to effect the transactions contemplated hereby; and

             (v) the Purchase Price.

          (h) The closing of Buyer's lease of the Leased Real Estate shall be completed concurrently as contemplated by Section 3.2.

     Any condition specified in this Section 4.2 may be waived in writing by Sparton.

                                   ARTICLE V

                           COVENANTS PRIOR TO CLOSING

     5.1 OPERATION OF KPI SUBSIDIARIES SINCE JUNE 30, 1996. Since June 30, 1996, neither Lako nor the KPI Subsidiaries have, without Buyer's written consent, changed any officer's compensation, incentive arrangements, or other benefits, except for customary annual increases in compensation.

     5.2 AFFIRMATIVE COVENANTS OF SPARTON. Prior to the Closing, Sparton covenants and agrees as follows:

          (a) Sparton will cause Lako and each of the KPI Subsidiaries to conduct its business and maintain its properties in the ordinary course in accordance with past custom and practice, other than the winding down of the affairs and relocation of jobs and assets of the plant at Lake Odessa, Michigan.

          (b) Sparton will, and will cause Lako and the KPI Subsidiaries to, permit Buyer and its employees, agents, accounting and legal representatives to have reasonable access at reasonable times and in a manner so as not to interfere with the normal business operations of Lako or the KPI Subsidiaries to their books, records, invoices, contracts, leases, personnel, facilities, equipment, and other things reasonably related to the business and assets of Lako and the KPI Subsidiaries.

          (c) Promptly after Sparton acquires knowledge thereof, it will inform Buyer in writing if any representation or warranty contained in Article VI hereof was when made, or has subsequently become, untrue in any material respect, or if any covenant of Sparton has been breached in any material respect.

          (d) Sparton will, and will cause Lako and the KPI Subsidiaries to, cooperate with Buyer and use their reasonable best efforts to obtain all governmental, third-party, or other consents and approvals necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to Buyer's obligation to close to be satisfied;

          (e) As requested by Buyer from time to time, Sparton will confer on a regular and reasonably frequent basis with representatives of Buyer to report on operational matters and the general status of ongoing operations;

          (f) Sparton will maintain in effect until the Closing Date current insurance policies providing coverage for the KPI Subsidiaries and the Acquired Assets, or to replace such policies with coverage equal to or greater than the coverage under the cancelled, terminated, or lapsed policies; and

          (g) Sparton will cause each of the KPI Subsidiaries and Lako to:

             (i) use its best efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it;

             (ii) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Sparton in this Agreement untrue at, or prior to, the Closing Date; and

             (iii) notify Buyer of any emergency or other change in the normal course of its business or in the operation of its properties, or of any governmental or third-party complaints, investigations, or hearings, if material to the operations or financial condition of Lako and the KPI Subsidiaries as a whole, or to Sparton's or Buyer's ability to consummate the transactions contemplated by this Agreement.

          (h) Sparton will, and will cause the KPI Subsidiaries and Lako to, maintain the assets of the KPI Subsidiaries and the Acquired Assets in good repair, order, and condition consistent with current needs, replace in accordance with prudent practices its inoperable, worn out, or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss, or damage to any of such assets or properties prior to the Closing Date, whether or not the KPI Subsidiaries or Acquired Assets are insured, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Sparton and Buyer.

     5.3 COVENANTS OF BUYER.  Prior to the Closing, Buyer will:

          (a) Promptly (once it has knowledge thereof) inform Sparton in writing of any material variances from the representations and warranties contained in Article VII hereof or any material breach of any covenant hereunder by Buyer; and

          (b) Cooperate with Sparton and use its reasonable best efforts to obtain all governmental, third-party, or other consents and approvals necessary for the consummation of the transactions contemplated hereby and to cause the other conditions to Sparton's obligation to close to be satisfied.

     5.4 TITLE INSURANCE. At Sparton's and Buyer's equal expense, Sparton shall, with respect to real estate constituting the Gladwin Plant and to each parcel of real estate owned by the KPI Subsidiaries at Closing, procure prior to the Closing and furnish to Buyer an Owner's Policy of Title Insurance issued by a title insurer satisfactory to the Buyer, insuring title to each such parcel to be, respectively, in Lako or in the KPI Subsidiaries as of the Closing Date (subject only to the title exceptions described in Schedule 6.9(b)). The real estate constituting the Gladwin Plant and each parcel of real estate owned by the KPI Subsidiaries at the Closing Date are also described in Schedule 6.9(b).

     5.5 SURVEYS. With respect to the Gladwin Plant and each parcel of real property owned by the KPI Subsidiaries and as to which a title insurance policy is to be procured pursuant to Section 5.4 above, at Buyer's request Sparton shall furnish to Buyer, prior to the Closing, a survey of the real property, prepared by a licensed surveyor, disclosing the location of all improvements, easements, roadways, utility lines and other matters shown customarily on such surveys, and showing access to public streets and roads (the "Survey"). The Survey shall not disclose any encroachment from or onto the real property which has not been cured or insured over prior to the Closing. The expense of such surveys shall be borne equally by Buyer and Sparton.

     5.6 CLOSING OF LAKE ODESSA PLANT. Prior to the Closing Date, Sparton will cause Lako, at Sparton's expense, to:

          (a) Discontinue operations at its plant in Lake Odessa, Michigan.

          (b) Resource all customer jobs for which Lako has active purchase orders, either to the Gladwin Plant or to other plants operated by the KPI Subsidiaries, and terminate purchase orders for customer jobs which are not resourced.

          (c) Transfer and deliver to such plants all inventories, machinery, equipment, and other assets (excluding real estate) owned by Lako which are required to produce the customer jobs resourced to such plants.

          Prior to the Closing, Sparton will offer to sell and transfer to Buyer any of the machinery and equipment or other personal properties remaining in the plant at Lake Odessa after the transfer of assets contemplated by
     Section 5.6(b) has been completed. The cost of removing, transporting, and reinstalling the machinery, equipment, or other properties purchased by Buyer shall be borne by Buyer.

     5.7 NEGATIVE COVENANTS OF LAKO AND SPARTON. Prior to the Closing, without Buyer's prior written consent, Sparton shall cause Lako and the KPI Subsidiaries not to, and Lako and the KPI Subsidiaries shall not, except as expressly contemplated by this Agreement:

          (a) Terminate, modify, enter into any new, or amend any existing, material contracts, agreements, commitments, or licenses to which Lako or either of the KPI Subsidiaries is a party, except (i) in the ordinary course of business consistent with past custom and practice (including, as applicable, with respect to quantity and frequency) ("Ordinary Course of Business"), and (ii) at arm's length with unaffiliated persons;

          (b) Make any loans, enter into any transaction with any stockholders, officers, directors, or affiliates of Sparton or the KPI Subsidiaries other than intercompany transactions in the Ordinary Course of Business among affiliates of Sparton and the KPI Subsidiaries, or make, other than in the Ordinary Course of Business, or grant any increase in any employee's or officer's compensation, or make or grant any increase in any employee benefit plan, incentive arrangement or other benefit covering any of the employees of Lako or the KPI Subsidiaries;

          (c) Establish or, except in accordance with past practice, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of Lako or the KPI Subsidiaries;

          (d) Sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets of the KPI Subsidiaries or connected with the Gladwin Plant, or agree to do any of the foregoing to any person, or negotiate or have any discussions with any person with respect to any of the foregoing, other than transactions in the Ordinary Course of Business and except as contemplated by this Agreement.

     5.8 PROXY; SHAREHOLDERS' VOTE. Promptly upon executive of this Agreement, Sparton shall file with the Securities Exchange Commission a preliminary proxy statement which shall include a statement to the effect that the Board of Directors of Sparton unanimously recommends that the shareholders of Sparton vote in favor of and adopt and approve this Agreement and the sale of the Common Stock and the sale of the Acquired Assets pursuant to this Agreement, which unanimous recommendation shall not be withdrawn. Sparton shall take all actions necessary in accordance with applicable law to call and convene a meeting of the shareholders of Sparton to consider, act upon, and vote upon the adoption and approval of this

Agreement, the sale of the Common Stock of the KPI Subsidiaries, and the sale of the Acquired Assets. Sparton's shareholders' meeting shall be held as promptly as practicable. Sparton shall ensure that the shareholders' meeting is called, held, and conducted, and that all proxies solicited in connection therewith are solicited in compliance with applicable law.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                  CONCERNING SPARTON AND THE KPI SUBSIDIARIES

     As a material inducement to Buyer to enter into this Agreement, Sparton represents and warrants to Buyer:

     6.1 ORGANIZATION AND CORPORATE POWER. Lako and each of the KPI Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. Each has full corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. All such authorizations and licenses are in full force and effect and shall remain in full force and effect until the consummation of the transactions provided for in this Agreement. The copies of the articles of incorporation and bylaws of each which have been furnished to Buyer are correct and complete. The stock certificate books and the stock record books of the KPI Subsidiaries are correct and complete. None of the KPI Subsidiaries or Lako is in default under or in violation of its respective articles of incorporation or bylaws.

     6.2 AUTHORIZATION OF TRANSACTIONS. Sparton and Lako have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval by Sparton's shareholders as contemplated by Sections 4.1(g) and 4.2(e). This Agreement has been duly executed and delivered by Sparton and Lako and constitutes the valid and binding agreement of Sparton and Lako, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

     6.3 CAPITALIZATION. The authorized and issued capital stock of the KPI Subsidiaries is accurately described in Exhibit A. All of the issued shares described therein are issued and outstanding and are owned of record by Sparton in the number of shares set forth opposite their names, and at the Closing Date will be free and clear of any security interests, claims, liens, pledges, options, encumbrances, charges, voting trusts, proxies, or other arrangements or restrictions whatsoever. All of the outstanding Common Stock has been duly authorized by all necessary corporate action and is validly issued, fully paid, and nonassessable. There are no outstanding or authorized stock appreciation rights, phantom stock rights, or similar rights with respect to any of the KPI Subsidiaries. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any shares of Common Stock or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of Common Stock, except pursuant to this Agreement. No shares of the Common Stock are reserved for any purpose.

     6.4 SUBSIDIARIES.  Neither of the KPI Subsidiaries has any subsidiaries.

     6.5 ABSENCE OF CONFLICTS. The consummation of the transactions contemplated hereby will not:

          (a) Violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, regulatory body, or court to which Sparton, Lako, or any of the KPI Subsidiaries is subject;

          (b) Violate any provision of the articles of incorporation or bylaws of Sparton, Lako, or any of the KPI Subsidiaries;

          (c) Conflict with, result in a breach of, or constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Sparton, Lako, or any of the KPI Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject; or

          (d) Result in the imposition of any Liens upon any of the Acquired Assets or any assets or the capital stock of any of the KPI Subsidiaries.

Except as set forth on Schedule 6.5 (the "Restrictions Schedule"), neither Sparton, Lako, nor any KPI Subsidiary is required to give any notice, or obtain the approval of any government or governmental agency in order for Lako to transfer the Acquired Assets or for Sparton to transfer the Common Stock or otherwise consummate the transactions contemplated by this Agreement.

     6.6 FINANCIAL STATEMENTS. Sparton has furnished or prior to the Closing Date will furnish Buyer with copies of the consolidated balance sheets and statements of income and cash flow of Lako and the KPI Subsidiaries, unaudited for the fiscal year ended June 30, 1995, and unaudited for the fiscal year ended June 30, 1996, except for the KPI Subsidiaries, which are audited for the fiscal year ended June 30, 1996. Each of the foregoing financial statements (including the notes thereto) (the "Financial Statements") presents fairly the financial condition and results of operations of Lako and the KPI Subsidiaries as of the times and for the periods referred to therein, and has been prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein). The balance sheet as of June 30, 1996, is referred to herein as the "Latest Balance Sheet," and June 30, 1996, as the "Balance Sheet Date."

     6.7 ABSENCE OF UNDISCLOSED LIABILITIES. Neither Lako, with respect to the Assumed Liabilities, nor either of the KPI Subsidiaries has any obligation or liability in excess of $50,000 (whether accrued or unaccrued, whether absolute or contingent, whether liquidated or unliquidated, whether known or unknown, whether due or to become due) except:

          (a) Obligations under contracts or commitments, other than breaches thereof, described in Schedule 6.7 ("Liability Schedule"), or under contracts and commitments which are not required to be disclosed thereon due solely to the specific dollar thresholds and other requirements contained in Schedule 6.7;

          (b) Liabilities reflected on the Latest Balance Sheet;

          (c) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement, none of which is a liability for breach of contract, breach of warranty, tort, or environmental liability; and

          (d) Liabilities otherwise expressly disclosed in Schedule 6.7 attached hereto.

     With respect to product warranty claims, Sparton's liability under this
Section 6.7 is limited as provided in Section 9.10.

     6.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in Schedule 6.8 (the "Developments Schedule"), and except as expressly contemplated by this Agreement, since June 30, 1996, neither Lako nor either of the KPI Subsidiaries has:

          (a) Redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside, or paid any dividends or made any other distributions with respect to any shares of its capital stock, except as contemplated by Sections 4.1(f) and 4.2(d);

          (b) Issued or sold any notes, bonds, or other debt securities or any equity securities, securities convertible, exchangeable, or exercisable into equity securities, or warrants, options, or other rights to acquire equity securities;

          (c) Mortgaged, pledged, or subjected to any lien, charge, or any other encumbrance, any portion of its properties or assets;

          (d) Entered into, amended, or terminated any lease, license, agreement, or commitment involving more than $500,000 in the aggregate, other than in the Ordinary Course of Business;

          (e) Made or granted any bonus or any wage, salary, or compensation increase in excess of $10,000 per year to any director, officer, or employee, or modified or terminated any Plan (as defined in Section 6.22), other than in the usual and Ordinary Course of Business, including bonuses paid or payable to employees for the fiscal year ended June 30, 1996, in an aggregate of not more than $130,000 (including $24,000 to Mr. Gause);

          (f) Made any capital expenditures or commitments therefor other than capital expenditures in the Ordinary Course of Business, not exceeding $500,000 in the aggregate.

          (g) Suffered an adverse change to its business, assets, operations, financial conditions, or operating results, or casualty loss or damage or thefts of assets in excess of $50,000 (whether or not covered by insurance) other than in the Ordinary Course of Business;

          (h) Incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

          (i) Discharged or satisfied any encumbrance or paid any obligation or liability other than liabilities paid in the Ordinary Course of Business, or prepaid any amount of indebtedness for borrowed money other than adjustments of intercompany debt contemplated by this Agreement;

          (j) Sold, leased, assigned, or transferred a portion of its tangible assets, except in the Ordinary Course of Business, or cancelled without fair consideration any debts or claims owing to or held by it; or

          (k) Entered into any other material transaction or made any new material investments, other than in the Ordinary Course of Business, or materially changed any business practice.

     6.9 REAL PROPERTY.

          (a) Except as set forth in Schedule 6.9(a), neither Lako nor either of the KPI Subsidiaries is a party to any real estate lease or sublease, other than the leases of the Leased Real Estate.

          (b) Schedule 6.9(b) attached hereto (the "Real Property Schedule") lists and describes the Leased Real Estate, the Gladwin Plant, and all real property which will be owned by the KPI Subsidiaries at the Closing Date. With respect to each parcel of real property listed on Schedule 6.9(b) as owned by Lako or the KPI Subsidiaries:

             (i) except as disclosed on Schedule 6.9(b), each owner has good and marketable title to the parcel of real property owned by it, free and clear of all mortgages, pledges, security interests, encumbrances, charges or other liens, easements and other restrictions, other than easements, covenants, and restrictions which do not materially or unreasonably impair the current use or marketability of title of the property subject thereto;

             (ii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately and, except as described in Schedule 6.9(b), the buildings and improvements are located within the boundary lines of the described parcels of land and are not in violation of applicable zoning laws and ordinances;

             (iii) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

             (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the parcels of real property, except for the leases of the Leased Real Estate;

             (v) there are no outstanding options or rights of first refusal to purchase any parcel of real property, or any portion thereof or interest therein;

             (vi) there are no parties (other than Lako or the KPI Subsidiaries) in possession of any parcel of real property;

             (vii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities as currently operated by Lako or the KPI Subsidiaries, including gas, electricity, water, telephone, and sanitary sewer;

             (viii) each parcel of real property abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property.

          The representations in subsections (iii), (vii), and (viii) shall also apply to the Leased Real Estate.

          (c) There are no pending or, to Sparton's knowledge, threatened condemnation proceedings, litigation, or administrative actions relating to real property owned or leased by Lako or the KPI Subsidiaries.

     6.10 TANGIBLE ASSETS. The Acquired Assets and assets owned or leased by the KPI Subsidiaries include all buildings, machinery, equipment, and other tangible assets that are sufficient for the conduct of their businesses as presently conducted, and such assets are, subject to normal wear and tear, in good operating condition and repair.

     6.11 TITLE TO PERSONAL PROPERTY. As of the Closing Date, Lako, with respect to the Gladwin Plant, and each of the KPI Subsidiaries will have good title to, or a valid leasehold interest in, all personal property used in connection with the operation of its business. All personal property owned by them will be free and clear of all Liens, except (a) as set forth in Schedule
6.11 attached hereto (the "Encumbrances Schedule"), and (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and in respect of which adequate reserves have been established.

     6.12 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 6.12 ("Environmental Schedule"):

          (a) Lako (with respect to the Gladwin Plant) and each of the KPI Subsidiaries has complied and is in compliance with all Environmental and Safety Requirements (as defined in subsection (j) below).

          (b) Lako (with respect to the Gladwin Plant) and each of the KPI Subsidiaries has obtained and is in compliance with all permits, licenses, and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business, a list of which is set forth on Schedule 6.12.

          (c) Neither Lako nor either of the KPI Subsidiaries (nor any of their respective predecessors) has received any written or oral notice, report, or information regarding actual or alleged violations of Environmental and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial, or corrective obligations relating to it or its facilities arising under Environmental and Safety Requirements, the subject of which has not been fully resolved or settled.

          (d) None of the following exists at any property or facility owned or operated by Lako or the KPI Subsidiaries: (i) underground storage tanks, or
     (ii) landfills, surface impoundments, or disposal areas.

          (e) None of the KPI Subsidiaries, Lako, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental and Safety Requirements.

          (f) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements.

          (g) Neither Lako (with respect to the Gladwin Plant) nor either of the KPI Subsidiaries nor their respective predecessors or affiliates, either expressly or by operation of law, has assumed or undertaken any liability, including without limitation any corrective or remedial obligations of any other person or entity relating to Environmental and Safety Requirements.

          (h) No Environmental Lien has attached to any of the Acquired Assets or any property owned, leased, or operated by any of the KPI Subsidiaries.

          (i) No facts, events, or conditions prior to Closing relating to the past or present facilities, properties, or operations of the KPI subsidiaries or any of their respective predecessors or affiliates will prevent, hinder, or limit continued compliance with Environmental and Safety Requirements in effect at the time of Closing, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

          (j) As used in this Agreement, the following terms shall have the following respective meanings:

             (i) "Environmental and Safety Requirements" shall mean all federal, state, and local statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment in effect at or prior to the Closing Date, including without limitation all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous or otherwise regulated materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation,

             (ii) "Environmental Lien" shall mean a lien, either recorded or unrecorded, in favor of any governmental entity relating to any liability of Lako or either of the KPI Subsidiaries arising under Environmental and Safety Requirements.

     6.13 ACCOUNTS RECEIVABLE. Except as provided by Section 4.2(d), all of the accounts receivable of Lako (of the kind to be included in the Acquired Assets) and of the KPI Subsidiaries reflected on the Latest Balance Sheet and to be reflected on their books and records as of the Closing Date have been collected or will be collectible (net of the allowance for doubtful accounts and for customary credits and allowances in the ordinary course consistent with past practice) in the Ordinary Course of Business after the Closing Date at the aggregate net amount recorded therefor on the books and records of Lako or the KPI Subsidiaries as of the Closing Date. As of the Closing Date, no person or entity will have any lien on such receivables or any part thereof.

     At the Balance Sheet Date there were, and at the Closing Date Sparton anticipates there will be, claims by Lako and the KPI Subsidiaries against customers or others, and other receivables owed to them, relating to transactions prior to the Closing Date which are not recorded or which are underrecorded on their books and records at the Closing Date ("Unbooked and Underbooked Receivables"). If, after the Closing Date, any Unbooked or Underbooked Receivables are collected by the KPI Subsidiaries or the Buyer, the Threshold Loss Amount stated in Section 9.3(b) shall be increased dollar for dollar by the amount collected in excess of the amount recorded at the Closing Date.

     6.14 INVENTORY. The inventories of the KPI Subsidiaries reflected on the Latest Balance Sheet Date on the Closing Date will be, stated at the lower of original cost or market value in accordance with generally accepted accounting principles consistently applied. The inventories reflected on the Latest Balance Sheet, net of reserves applicable thereto, have been or will be utilized in the Ordinary Course of Business.

     6.15 TAXES.

          (a) Sparton has timely filed consolidated income Tax Returns for itself and members of the Affiliated Group of which Sparton is the common parent (the "Sparton Affiliated Group"), including Lako and the KPI Subsidiaries, required to be filed under the Internal Revenue Code of 1986, as amended ("Code"). All material federal income Taxes due and payable by the Sparton Affiliated Group with respect to each taxable period during which Lako and either of the KPI Subsidiaries was a member of the Sparton Affiliated Group have been paid. The KPI Subsidiaries have timely filed all Tax Returns required to be filed by them. Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all respects. All state Taxes due and payable by Lako and the KPI Subsidiaries have been paid, and all such Taxes accrued but not yet due as of June 30, 1996, are accrued on the Latest Balance Sheet. Since June 30, 1996, neither Lako nor either of the KPI Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.

          The following Section 6.15(b) relates to the Michigan SBT returns and income Tax Returns required to be filed by the KPI Subsidiaries.

          (b) Except as set forth in Schedule 6.15 (the "Taxes Schedule"):

             (i) neither Lako nor either of the KPI Subsidiaries has waived any statute of limitations in respect of Taxes or requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

             (ii) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Sparton's knowledge, threatened against Lako or either of the KPI Subsidiaries with respect to their Tax Returns;

             (iii) there is no unresolved claim by a taxing authority that Lako or either of the KPI Subsidiaries may be subject to Taxes in a jurisdiction where Tax Returns are not filed;

             (iv) neither Lako nor either of the KPI Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes;

             (v) no deficiency or proposed adjustment which has not been settled or otherwise resolved for (A) any amount of Tax has been proposed, asserted, or assessed by any taxing authority against Lako or either of the KPI Subsidiaries, or (B) any material amount of federal income Tax has been proposed, asserted, or assessed against the Sparton Affiliated Group with respect to any taxable period during which Lako or either of the KPI Subsidiaries was a member of such Affiliated Group;

             (vi) neither Lako nor either of the KPI Subsidiaries will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement" as described in Code Section 7121 (or any corresponding provision of state, local, or foreign law), to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date, or (C) as a result of any deferred intercompany gain described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local, or foreign law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date; and

             (vii) since January 1, 1987, neither Lako nor either of the KPI Subsidiaries has been a member of an Affiliated Group other than Sparton Affiliated Group.

          (c) The Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Common Stock to the Buyer.

          (d) Schedule 6.15 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which each of the KPI Subsidiaries is required to file Tax Returns relating to its income Taxes.

          (e) As used in this Agreement, the following terms shall have the following meanings:

             (i) "Affiliated Group"  means an affiliated group as defined in
        Section 1504 of the Code (or any analogous combined, consolidated, or unitary group defined under state, local or foreign income Tax law).

             (ii) "Tax" or "Taxes" means any federal, state, provincial, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, single business, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative, or add-on minimum, estimated, or other Taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to Tax, and interest attributable thereto), whether disputed or not.

             (iii) "Tax Return" means any return, information report, or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

             (iv) "Treasury Regulations" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

     6.16 CONTRACTS AND COMMITMENTS.

          (a) Except as specifically contemplated by this Agreement and except as set forth or referred to in Schedule 6.16 (the "Contracts Schedule"), neither Lako nor either of the KPI Subsidiaries is a party to nor bound by, whether written or oral, any:

             (i) collective bargaining agreement or contract with any labor union;

             (ii) contract for the employment of any officer, individual employee, or other person, or any severance termination agreements (other than at-will employment agreements with its employees);

             (iii) agreement under which Lako or either of the KPI Subsidiaries has incurred, assumed, or guarantied any indebtedness for borrowed money or any capitalized lease obligation, or created or suffered to exist a security interest, pledge, or other lien on any of its assets;

             (iv) contract which prohibits it from freely engaging in business anywhere in the world;

             (v) agreement pursuant to which Lako or either of the KPI Subsidiaries subcontracts work to third parties;

             (vi) other agreement material to it whether or not entered into in the Ordinary Course of Business.

             (vii) license or royalty agreements;

             (viii) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments in excess of $100,000 annually;

             (ix) except for customer purchase orders, contract or group of related contracts with the same party for the purchase of supplies, products, or other personal property, or for the receipt of services which either calls for performance over a period of more than six (6) months or involves a sum of more than $100,000, provided that the list of such contracts in this Section 6.16(a)(ix) shall be delivered to Buyer after the date hereof but prior to the date of Closing;

             (x) take or pay contracts; or

             (xi) contracts or agreements with any officers, stockholder, or affiliate of Sparton, Lako, or the KPI Subsidiaries.

          (b) With respect to each agreement and contract required to be disclosed on Schedule 6.16:

             (i) such agreement or contract is legal, valid, binding, and enforceable in accordance with its terms, and is in full force and effect;

             (ii) neither Lako nor either of the KPI Subsidiaries is in breach or default of any such contract or agreement to which it is a party and no event has occurred which with notice or lapse of time would constitute a breach or default; or

             (iii) to the best of Sparton's knowledge, no third party is in breach or default of any such contract or agreement, and no event has occurred which with notice or lapse of time would constitute a breach or default by such third party.

          (c) Sparton, Lako, or the KPI Subsidiaries have provided Buyer with a true and correct copy of all written contracts which are referred to on
     Schedule 6.16, together with all amendments thereto.

     6.17 INTELLECTUAL PROPERTY RIGHTS.

          (a) "Intellectual Property Rights" shall mean all of the following items owned by, issued to, or licensed to each of Lako and the KPI Subsidiaries, along with all income, royalties, and payments due or payable at the Closing or thereafter; patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations in part, revisions, extensions, or reexaminations thereof, trademarks, service marks, logos, trade names, (but not corporate names), together with all goodwill associated therewith, copyrights and copyrightable works, Internet domain names, and all registrations, applications, and renewals of any of the foregoing; trade secrets and confidential business information; computer software; and any other intellectual property rights, including without limitation those listed on Schedule 6.17 (the "Intellectual Property Rights Schedule"). "Intellectual Property Rights" expressly do not include the right or license to use the name "Sparton" in any trade name or otherwise, or to use any other intellectual property rights owned by or licensed to Sparton. The right of use of the name "Sparton" by the KPI Subsidiaries shall terminate as of the Closing Date. The right to use the name "Sparton" is not included in the Acquired Assets.

          (b) The Intellectual Property Rights comprise all of the intellectual property rights necessary for the operation of the business of Lako and each of the KPI Subsidiaries as currently conducted or as currently proposed to be conducted.

          (c) Except as set forth in Schedule 6.17(c):

             (i) as a group, Lako and the KPI Subsidiaries own and at the Closing will own all right, title, and interest in and to, or have a valid and enforceable license to use, the Intellectual Property Rights, and no written claim by any third party contesting the validity, enforceability, use, or ownership of any of the Intellectual Property Rights has been made to an officer or director of Lako or any of the KPI Subsidiaries;

             (ii) neither Lako nor either of the KPI Subsidiaries has received any written notice of, nor, to the knowledge of their respective directors and officers, is aware of any facts which indicate the likelihood of, any infringement or misappropriation by or conflict with any third party with respect to the Intellectual Property Rights.

     All of the Intellectual Property Rights are or will be owned by, or properly assigned or licensed to, Lako or the KPI Subsidiaries at the time of the Closing, as set forth in the Intellectual Property Rights Schedule. Except as set forth in the Intellectual Property Rights Schedule, the transactions contemplated by this Agreement will have no material adverse effect on the right, title, and interest in and to the Intellectual Property Rights or the validity and enforceability thereof. Lako and the KPI Subsidiaries have taken all necessary and desirable action to maintain and protect the Intellectual Property Rights and will continue to maintain and protect the Intellectual Property Rights prior to the Closing so as to not materially adversely affect the validity or enforceability of the Intellectual Property Rights. To the best knowledge of Lako and the KPI Subsidiaries, the owners of any Intellectual Property Rights licensed to them have taken all necessary and desirable action to maintain and protect the Intellectual Property Rights subject to such licenses.

     6.18 LITIGATION; PROCEEDINGS. Except as set forth on Schedule 6.18 (the "Litigation Schedule"), there are no actions, suits, proceedings, orders, or investigations pending or, to the best of Sparton's knowledge, threatened against Lako or either of the KPI Subsidiaries before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, and neither Lako nor the KPI Subsidiaries is subject to any judicial orders, judgments, or decrees.

     6.19 BROKERAGE. Except for claims under Sparton's agreement with Slusser Associates, Inc., there are no claims for brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Sparton, Lako, or the KPI Subsidiaries.

     6.20 GOVERNMENTAL LICENSES AND PERMITS. Schedule 6.20 (the "Licenses Schedule") sets forth permits, licenses, approvals, and other authorizations of federal, state, and local governments, or other similar rights (collectively, the "Government Licenses") owned by Lako or the KPI Subsidiaries or used in the conduct of their respective businesses. Except as indicated on Schedule 6.20, Lako and each of the KPI Subsidiaries owns or possesses all right, title, and interest in and to all of the government licenses which are necessary to conduct its business as presently constituted. No loss or expiration of any government license is pending or, to Sparton's knowledge, threatened, other than expiration in accordance with the terms thereof.

     6.21 EMPLOYEES. To Sparton's knowledge, no key executive employee and no group of employees of Lako or either of the KPI Subsidiaries has any plans to terminate employment. Lako and each of the KPI Subsidiaries has complied in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes.

     Lako and each of the KPI Subsidiaries has complied with the requirements of the Workers Adjustment and Retraining Notification Act (WARN) and all similar state laws, and the closing of Lako's plant at Lake Odessa, Michigan, will not result in any obligation to any of the KPI Subsidiaries under WARN or similar state law.

     6.22 EMPLOYEE BENEFIT PLANS.

          (a) Schedule 6.22 (the "Employee Benefit Plans Schedule") contains an accurate and complete list of all Plans, as defined below, maintained by Lako or each of the KPI Subsidiaries. For purposes of this Agreement, the term "Plans" shall mean:

             (i) employee benefit plans as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

             (ii) fringe benefit plans, policies, programs, and arrangements, including without limitation stock bonus, deferred compensation, pension, severance, bonus, vacation, incentive, and health and welfare plans.

     Except as set forth on Schedule 6.22, neither Lako nor either of the KPI Subsidiaries has any obligation to contribute to any "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code.

          (b) Neither Lako nor either of the KPI Subsidiaries contributes to any Plan which provides health, life insurance, accident, or other "welfare-type" benefits to current or future retirees, their spouses or dependents, other than in accordance with applicable federal or state continuation coverage law.

          (c) Each Plan and all related trusts, insurance contracts and funds have been maintained, funded, and administered in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code.

          (d) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust.

          (e) With respect to each Plan, Sparton has provided Buyer with true, complete and correct copies, to the extent applicable, of:

             (i) all documents pursuant to which the Plans are maintained, funded, and administered;

             (ii) the June 30, 1995, annual report (Form 5500 series) filed with the IRS;

             (iii) the June 30, 1995, financial statements;

             (iv) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions); and

          (f) None of the KPI Subsidiaries nor any member of the controlled group of companies (within the meaning of Section 414 of the Code), which includes the KPI Subsidiaries, has incurred any liability to the PBGC (other than PBGC premiums) or otherwise under Title IV of ERISA, and no event exists which would reasonably be expected to result in any such liability.

     6.23 INSURANCE. Schedule 6.23 attached hereto (the "Insurance Schedule") sets forth the following information with respect to each insurance policy insuring the properties, business, or assets of Lako and each of the KPI
Subsidiaries:

          (a) The name of the insurer, the name of the policyholder, and the name of each covered insured;

          (b) The scope, period, and amount of coverage; and

          (c) A description of any retroactive premium adjustments or other loss-sharing arrangements.

     6.24 OFFICERS AND DIRECTORS; BANK ACCOUNTS. Schedule 6.24 attached hereto (the "Officers and Directors Schedule") lists all officers and directors of each of the KPI Subsidiaries and all of the bank accounts of Lako and the KPI Subsidiaries (designating each authorized signatory).

     6.25 AFFILIATE TRANSACTIONS. Except for the sale of the Leased Real Property by the Smiths to Lako and except as disclosed on Schedule 6.25 attached hereto (the "Affiliate Transactions Schedule"), no officer or director of Sparton or Lako or any of the KPI Subsidiaries, or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest (collectively, the "insiders"), is a party to any agreement, contract, commitment, or transaction with Lako or either of the KPI Subsidiaries or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Lako or any of the KPI Subsidiaries.

     6.26 COMPLIANCE WITH LAWS. Lako and each of the KPI Subsidiaries and its officers, directors, agents, and employees have complied in all material respects with all applicable laws and regulations of federal, state, and local governments and all agencies thereof (other than Environmental and Safety Requirements which are covered by Section 6.12) which affect their business, and no claims have been filed against any of them alleging a violation of any such laws or regulations.

     6.27 DISCLOSURE. Neither this Agreement, nor any of the schedules, attachments, or exhibits hereto prepared by Sparton, contain any untrue statement of a material fact with respect to Lako or the KPI Subsidiaries, or omit a material fact necessary to make the statement contained herein or therein, in light of the circumstances in which they were made, misleading.

     6.28 CLOSING DATE. All of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered to Buyer in any schedule, attachment or exhibit hereto are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Sparton has otherwise advised Buyer in writing prior to the Closing.

     6.29 PRODUCT WARRANTIES. Lako and the KPI Subsidiaries have not made any warranties with respect to the products manufactured and/or sold by them other than those warranties expressly made in the literature accompanying such products, the purchase orders for such products, and warranties implied by law.

     6.30 TOOLING INVOICES. All invoices issued by the KPI Subsidiaries prior to June 30, 1996, to customers for tooling costs correctly reflect the amount owed for such tooling.

                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     As a material inducement to Sparton to enter into this Agreement, Buyer hereby represents and warrants to Sparton that:

     7.1 ORGANIZATION AND CORPORATE POWER. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full corporate power and authority to enter into this Agreement.

     7.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery, or performance of this Agreement. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability hereof may be limited by bankruptcy or other laws affecting creditor's rights generally and limitations on the availability of equitable remedies.

     7.3 NO VIOLATION. Buyer is not subject to or obligated under its articles of incorporation, its bylaws, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise, or permit, or subject to any order, writ, injunction, or decree, which would be breached or violated by its execution, delivery, or performance of this Agreement.

     7.4 GOVERNMENTAL AUTHORITIES AND CONSENTS. Except for its filing under the Hart-Scott-Rodino Act, Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby or thereby. No consent, approval, or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery, and performance of this Agreement or the transactions contemplated hereby or thereby.

     7.5 BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     7.6 LITIGATION. There are no actions, suits, proceedings, orders, or investigations pending or, to the best of Buyer's knowledge, threatened against Buyer before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

     7.7 BUYER'S INVESTMENT REPRESENTATIONS. Buyer represents that it is acquiring the Common Stock purchased hereunder with the present intention of holding such securities for investment purposes and that it has no intention of selling such securities in a public distribution in violation of federal or state securities laws; provided that nothing contained herein will prevent Buyer from transferring such securities pursuant to:

          (a) Public offerings registered under the Securities Act of 1933, as amended;

          (b) Rule 144 of the Securities and Exchange Commission (or any similar rule then in force) if such rule is available; or

          (c) Any other legally available means of transfer.

     7.8 DISCLOSURE. Neither this Agreement, nor any of the schedules, attachments, or exhibits hereto prepared by Buyer, contain any untrue statement of a material fact with respect to the Buyer or, omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, misleading.

     7.9 CLOSING DATE. All of the representations and warranties contained in this Article VII and elsewhere in this Agreement, and all information delivered to Sparton in any schedule, attachment or exhibit hereto are true and correct in all material respects on the date of this Agreement and will be true and correct in all material respects on the Closing Date, except to the extent that Buyer has advised Sparton otherwise in writing prior to the Closing.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 TERMINATION.  This Agreement may be terminated at any time prior to the
Closing:

          (a) By mutual written consent of Buyer and Sparton; or

          (b) By either Buyer or Sparton if the Closing has not occurred on or prior to December 31, 1996, provided that neither Buyer nor Sparton will be entitled to terminate this Agreement pursuant to this Section 8.1(b) if such person's willful breach of this Agreement has prevented satisfaction of the conditions or the consummation of the transactions contemplated hereby at or prior to such time.

     8.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided above, this Agreement will forthwith become void and there will be no liability on the part of any party hereto to any other party hereto, except for the obligations of the parties hereto in Sections 9.4, 9.5, and 10.1, and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

     9.1 SURVIVAL. Subject to the limitations set forth in Section 9.3 below, all representations, warranties, covenants, and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

     9.2 SPARTON'S GUARANTY; BUYER'S INDEMNIFICATION. Schedule 9.2 sets forth the obligations of any of the KPI Subsidiaries which are guarantied by Sparton ("Guarantied Obligations"). Buyer agrees to indemnify Sparton and hold it harmless against any loss, liability, damage, or expense (including reasonable legal fees and costs) which Sparton may suffer, sustain, or become subject to by reason of any claim, suit, action, or liability brought or asserted against Sparton for payment of all or any part of the Guarantied Obligations. The provisions in Section 9.3(d) relating to the defense of the claim by Buyer, as the Indemnifying Party, and the rights of Sparton, as the Indemnified Party, shall apply to claims, suits, actions, and liabilities brought or asserted against Sparton relating to Guarantied Obligations.

     9.3 GENERAL INDEMNIFICATION.

          (a) Subject to the limitations set forth in (b) below, Sparton agrees to indemnify Buyer, its officers, directors, and stockholders (the "Buyer Parties") and hold them harmless against any loss, liability, deficiency, damage, or expense (including reasonable legal expenses and costs) which Buyer Parties may suffer, sustain or become subject to, as a result of (i) the breach of any representation or warranty made by Sparton in Article VI of this Agreement, provided that, for purposes of determining whether a breach of any representation or warranty set forth in Section 6.12 of this Agreement has occurred, such representation and warranty shall be read without any exception for disclosed matters, and, in particular, any reference to the matters set forth on Schedule 6.12 shall be disregarded and ignored, (ii) the breach of any other representation, warranty, covenant, or agreement made by Sparton in this Agreement, and (iii) the Excluded Liabilities.

          (b) The indemnification provided for by Sparton in Section 9.3(a)(i) above is subject to the following limitations:

             (i) Sparton will be liable to Buyer Parties only if Buyer gives Sparton written notice thereof within twelve (12) months after the Closing Date; except for claims arising from breaches of the representations and warranties; (A) set forth in Section 6.12 as to which claims must be made within forty-two (42) months after the Closing Date; (B) set forth in Sections 6.7, 6.18, and 6.22 as to which claims must be made within twenty-four (24) months after the Closing Date; (C) set forth in Section 6.15 as to which claims must be made prior to the expiration of the applicable statute of limitation with respect thereto; and (D) set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.19 as to which claims may be made at any time.

             (ii) except for those matters set forth in Sections 6.15 and 6.18, Sparton will not be liable to Buyer Parties for any such loss, liability, damage, or expense unless the aggregate amount of all such losses, liabilities, damages, and expenses relating to all such breaches exceeds $1,000,000 (the "Threshold Loss Amount") and, in the event that the aggregate amount of all such losses, liabilities, damages, and expenses exceeds the Threshold Loss Amount, Sparton shall be liable only for the excess over the Threshold Loss Amount and, in any event, Sparton's liability for such losses, liabilities, damages, and expenses shall not exceed $15 million (except that the limitation on Sparton's liability to Buyer with respect to losses, liabilities, damages, and expenses resulting from a breach of Sections 6.1, 6.2, 6.3, 6.5, and
        6.19 shall not exceed the Purchase Price and shall not be subject to the condition of the Threshold Loss Amount). The Threshold Loss Amount shall be increased dollar for dollar, both as provided in Section 6.13, and, if after the Closing Date, any liability recorded on the books and records of a KPI Subsidiary at the Closing Date or included in the Acquired Assets is satisfied for an amount less than the recorded amount.

             (iii) If Sparton becomes liable to Buyer after the aggregate amount of losses ($1,000,000) set forth in subparagraph (ii) is exceeded, Sparton nevertheless shall not be liable for any losses, liabilities, damages, or expenses the Buyer Parties may suffer, sustain, or become subject to, if such losses, liabilities, damages, or expenses resulting from a claim with respect to any particular breach are less than $10,000; provided that (A) if the losses, liabilities, damages, or expenses related to such claim equals or exceeds $10,000, Sparton shall be liable for the entire amount of the losses, liabilities, damages, or expenses related thereto, and (B) for purposes of this provision, any claim or series of claims arising out of or relating to the same, similar, or related facts, circumstances, occurrences, transactions, or conditions shall constitute one claim with respect to any particular breach.

             (iv) Sparton's agreement to indemnify Buyer against losses, liabilities, deficiencies, damages, or expenses arising from customer product liability claims shall be governed by and limited as provided in
        Section 9.10.

          (c) Buyer agrees to indemnity Sparton and hold it harmless against any loss, liability, damage, or expense (including reasonable legal expenses and costs) which Sparton may suffer, sustain, or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement; provided, however, that Buyer will not be liable to Sparton for any such loss, liability, deficiency, damage, or expense relating to breaches of Buyer's representations and warranties contained in Article VII hereof unless the aggregate amount of such losses, liabilities, deficiencies, damages, or expenses resulting to Sparton from all breaches or claims exceeds $1,000,000, and in the event that the aggregate amount of all such losses, liabilities, damages, and expenses exceeds $1,000,000, Buyer shall be liable only for the excess over $1,000,000; provided further, that Buyer will not be liable for any loss, liability, deficiency, damage, or expense relating to breaches of Buyer's representations and warranties contained in Article VII (except Sections 7.1, 7.2, and 7.3) hereof unless written notice of such breach is given by Sparton to Buyer within two (2) years of the Closing Date.

          (d) If a party hereto seeks indemnification under this Section 9.3 or
     Section 9.10, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. If any suit, action, claim, liability, or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 9.3 or Section 9.10, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expense. If the Indemnifying Party elects to assume and control the defense, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified party unless the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, provided that, if there shall be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment.

          (e) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for misrepresentation, breach of warranty, or breach of covenant.

     9.4 INVESTIGATION AND CONFIDENTIALITY.

          (a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of the business and properties of the KPI Subsidiaries and the Acquired Assets as it deems necessary or advisable to familiarize itself therewith. Sparton agrees to permit Buyer, its representatives and representatives of the financial institutions which are considering participation in the financing of this transaction to (i) have full access to the premises, books, and records of Lako and the KPI Subsidiaries at reasonable hours, (ii) visit and inspect any of their properties, and (iii) discuss their affairs, finances, and accounts with the directors, officers, key employees, key customers, key suppliers, and independent accountants.

          (b) If the transactions contemplated by this Agreement are not consummated, Buyer will not disclose or use at any time any information and materials obtained during its investigation, and Buyer and its representatives will return to Sparton originals of and destroy copies of all memoranda, notes, plans, records, documentation, and other materials obtained in connection with the transactions contemplated by this Agreement no matter where such material is located and no matter what form the material may be in, which Buyer may then possess or have under its control. In the event of the breach of any of the provisions of this Section 9.4, Sparton may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof.

     9.5 EXPENSES. Except as otherwise provided herein, Buyer will pay all of its, and Sparton will pay all of its, expenses (including fees and expenses of legal counsel, investment bankers, brokers, or other representatives and consultants, and appraisal fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

     9.6 NONCOMPETE. Sparton and Lako agree that for a period of four (4) years after the Closing Date, (a) they will not, directly or indirectly, engage in any business which is the same or substantially similar to the business now conducted at the Gladwin Plant or by any of the KPI Subsidiaries, provided that Sparton may purchase up to an aggregate of 5 percent of the outstanding voting securities of any entity whose securities are listed on a national securities exchange or traded in the NASDAQ national market system, (b) it will not induce or attempt to induce any employee at the Gladwin Plant or of the KPI Subsidiaries to accept employment by Sparton or one of its affiliated corporations, (c) induce or attempt to induce any customer or supplier of Buyer as owner of the Acquired Assets or any of the KPI Subsidiaries to cease doing business with any of them, or otherwise to interfere with the business relationship between any of the customers and suppliers of the KPI Subsidiaries or the Gladwin Plant, or (d) disclose to any third party any confidential or proprietary information about the businesses or operations of the KPI Subsidiaries.

     9.7 TAX MATTERS.

          (a) Tax Claims. Sparton is responsible for payment of all federal and state income Taxes and state of Michigan SBT taxes owed for all periods through June 30, 1996, and shall indemnify Buyers for any such income Taxes which are not accrued on the Latest Balance Sheet, and for any income Taxes with respect to any consolidated Tax Return for any period ending on or prior to the Closing Date, subject to Buyer's obligation to indemnify Sparton for certain of such income Taxes and state of Michigan SBT taxes as set forth in Section 9.7(c). Buyer agrees that Sparton shall have the right and authority in its own name and in the name of the KPI Subsidiaries both to defend claims by any taxing authorities for additional Taxes with respect to such taxable periods, and to pursue claims for refunds of Taxes paid or payable with respect to such fiscal years. With respect to claims for refunds, Sparton shall retain all amounts collected in pursuit of such claims. Sparton shall also have the right to settle claims by taxing authorities for additional Taxes, and to settle its claims for refunds, upon such terms and conditions as it shall see fit in its discretion, provided that, Sparton shall not, without Buyer's consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the past, present, or future Tax liability of Buyer, any of its affiliates or, upon the Closing, any of the KPI Subsidiaries. Sparton shall be responsible for all costs and expenses incurred in connection with the defense of or in pursuit of such Tax claims, including legal fees and expenses, litigation costs, and the cost of filing amended Tax Returns. Buyer agrees to cause the KPI Subsidiaries, their officers, agents, and employees to cooperate with and assist Sparton, as reasonably requested, in Sparton's defense of or pursuit of such Tax claims.

          (b) Section 338(h)(10) Elections.

             (i) Sparton agrees, if so directed by Buyer, to join with Buyer in making an election under Code Section 338(h)(10) with respect to the sale and purchase of any of the KPI Subsidiaries and to make any analogous elections under applicable state law provisions (including such state elections, the "Section 338(h)(10) Elections"). Sparton and Buyer shall jointly prepare Internal Revenue Service Form 8023-A, and such other forms and schedules as are necessary or required to make the
        Section 338(h)(10) Elections, and each covenants and agrees with the other that it shall execute such forms and schedules and shall take all such other acts as are necessary to make or perfect such Section 338(h)(10) Elections. Sparton shall pay all Taxes payable by reason of such Section 338(h)(10) Elections, subject to Buyer's obligation to reimburse Sparton for any net increase in Taxes, other than income Taxes, incurred by Sparton as a result of such Section 338(h)(10) Election.

             (ii) With respect to the Acquired Assets and each KPI Subsidiary for which a Section 338(h)(10) Election is made pursuant to Section 9.7(a)(i) hereof, Buyer and Sparton shall allocate the portion of the Purchase Price (including the amount of liabilities) among the Acquired Assets and the assets of each KPI Subsidiary as set forth on the Allocation Schedule attached hereto, and such Allocation Schedule shall be used by the parties and their affiliates in preparing (A) all Tax Returns, and (B) Form 8023-A (and such other forms and schedules required to make the Section 338(h)(10) Elections) for Sparton and the Buyer. All allocations made pursuant to this Section 9.7(b)(ii) shall be binding upon the parties, their affiliates, and upon each of their successors and assigns, and the parties shall report the transactions contemplated by this Agreement in accordance with such allocations for all Tax purposes.

             (iii) Buyer agrees to indemnify and hold Sparton harmless from and against any and all Taxes, other than income Taxes, paid by Sparton or any affiliated entity as a result of the Section 338(h)(10) Elections or the sale of the Acquired Assets, to the extent such Taxes would not have been incurred had such Elections or sale not been made, including, without limitation, real estate transfer taxes, vehicle transfer taxes, and recapture of Michigan Single Business Tax capital acquisition deductions, but excluding taxes paid by Sparton on the gains resulting from such Elections and from the sale of the Acquired Assets, but only to the extent of the net excess of such Taxes over the amount of such Taxes that would have been incurred had such Elections or sale not been made.

          (c) Short Tax Year.

             (i) Sparton and Buyer acknowledge that Sparton will prepare and file consolidated Tax Returns for the period July 1, 1996, through the Closing Date and include each of the KPI Subsidiaries in such Tax Returns and shall report all items with respect to the KPI Subsidiaries consistent with past practice. Sparton and Buyer agree that Sparton shall be liable for payment of all Taxes to which such Tax Returns relate for the period covered by such Tax Returns, provided that, Buyer shall be responsible for, and shall reimburse Sparton within ten (10) business days after request therefor, for the amount by which Sparton's liability (excluding the effect of any tax credits or tax loss carryforwards) for Taxes attributable to the taxable income of the KPI Subsidiaries for the period July 1, 1996, through the Closing Date (including income Taxes attributable to the gains resulting from the transactions contemplated by this Agreement) exceeds the liability that Sparton would have incurred for income Taxes attributable to the gains resulting from the transactions contemplated by this Agreement if such transactions had been consummated on July 1, 1996.

             (ii) Sparton shall prepare all state of Michigan SBT Tax Returns required to be filed with respect to any of the KPI Subsidiaries for the period beginning July 1, 1996, and ending on the Closing Date in accordance with past practice, and shall submit such Tax Returns to Buyer at least fifteen (15) days prior to the due date for filing such Tax Returns for Buyer's approval, which approval shall not be unreasonably withheld. Buyer shall cooperate as reasonably requested in assisting Sparton in the preparation of such state of Michigan SBT Tax Returns. Sparton shall pay all state of Michigan SBT taxes due with respect to any of the KPI Subsidiaries for the period beginning on July 1, 1996, and ending on the Closing Date, and Buyer shall be responsible for, and shall reimburse Sparton within ten (10) days after request therefor, for the amount of such SBT taxes to the extent such SBT taxes are not attributable to any Section 338(h)(10) Elections, provided that Buyer shall reimburse Sparton for such SBT taxes to the extent such state of Michigan SBT taxes are incurred as the result of the recapture of capital acquisition deductions attributable to any Section 338(h)(10) Elections.

          (d) Taxes of Other Persons. Sparton agrees to, and hereby does, indemnify and hold harmless Buyer from and against any liability of each KPI Subsidiary for Taxes of any person other than such KPI Subsidiary (i) under Treasury Regulations Section 1.1502-6 (or any successor provision or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

          (e) Cooperation on Tax Matters. Buyer, Sparton, and each KPI Subsidiary shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.7 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Sparton, and the KPI Subsidiaries agree (i) to retain all books and records with respect to Tax matters and pertinent to the KPI Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sparton, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the KPI Subsidiaries or Sparton, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sparton further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any KPI Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, no KPI Subsidiary shall be bound thereby or have any liability thereunder.

     9.8 SPARTON'S ACCESS TO RECORDS. After the Closing, Buyer will, and will cause the KPI Subsidiaries and their respective successors and assigns to, permit Sparton, its employees, agents, accounting and legal representatives, to have reasonable access at reasonable times in a manner so as not to interfere with the normal business operations of the KPI Subsidiaries, to their books and records for periods prior to the Closing Date as required by Sparton for the prosecution of the claims referred to in Section 9.7 and for all other proper purposes.

     9.9 SPARTON SHARES IN RETIREMENT TRUSTS. Certain profit sharing retirement trusts, maintained by Lako and the KPI Subsidiaries for the benefit of their employees, own shares of common stock of Sparton among the assets of the plan. Following the Closing, Buyer agrees to use its best efforts to cause the trustees of such trusts, should they decide to sell any of the Sparton common stock, to offer the same for sale to Sparton at the then current market price.

     9.10 PRODUCT WARRANTY AND LIABILITY CLAIMS. This Section 9.10 applies to products, assemblies, and components of assemblies which are (a) produced by the Gladwin Plant or by a KPI Subsidiary prior to the Closing Date, and (b) which either have been designed by the customer or with respect to which the customer has approved or retained the right to approve the design thereof. Such products, assemblies, and components, collectively, are referred to in this Section 9.10 as "Products." This Section 9.10 applies notwithstanding any warranty, representation, covenant, agreement, understanding, or indemnification made by Sparton in this Agreement or otherwise.

     If, after the date of this Agreement, a customer claims that a KPI Subsidiary has breached a warranty to the customer with respect to a Product or otherwise is liable to reimburse the customer for damages, losses, or expenses incurred or to be incurred by the customer in connection with a recall, repair, or replacement program involving a Product, Sparton's liability to Buyer under this Agreement shall be limited to and shall not exceed the reasonable cost to repair or replace such Product, provided, however, that in the event the customer makes claim for damages, losses, or expenses in excess of the reasonable cost to repair or replace such Product, Sparton shall either (i) agree to reimburse Buyer's payment of an amount necessary to settle the claim of the customer, or (ii) assume defense of and liability for such customer claims, in which event the "basket" provisions set forth in Section 9.3(b)(ii) shall not apply to such excess and shall pay all such claims.

     If, after the date of this Agreement, a person claims (a "Product Liability Claim") that a KPI Subsidiary or the Buyer as owner of the Acquired Assets is liable for injuries or death caused by a Product, Sparton shall be liable with respect to such claim only to the extent such claim is covered by insurance maintained by Sparton and Sparton shall pay any deductible payable under such insurance. Any such product liability in excess of Sparton's insurance coverage+ shall be the responsibility of Buyer.

     The provisions of Section 9.3(b) and (d) shall apply to Sparton's indemnification rights and responsibilities under this Section 9.10.

     As of the date of this Agreement, neither Sparton, Lako, nor any KPI Subsidiary has received notice from a customer seeking reimbursement for damages, losses, or expenses of the kind covered by this Section 9.10.

     9.11 CHANGE OF CORPORATE NAME. Promptly following the Closing, Buyer will cause the charters of each of the KPI Subsidiaries to be amended to change the corporate name of each to a name which does not include "Sparton" or any other name which is confusingly similar to "Sparton."

     9.12 ASSIGNMENT OF KOSTECKI JUDGMENT AND KPI V CLAYTON DEWINDT. Sparton Engineered Products, Inc. -- KPI Group has assigned, or prior to the Closing will assign, to Sparton a judgment in its favor in the amount of $206,000 entered in the Michigan Circuit Court for the County of Ottawa, Case No. 91-15782-CB, entitled Sparton Engineered Products, Inc. -- KPI Group v Stanley
V. Kostecki, et al.

     Sparton shall have the right and obligation at its expense to conduct in the name of Sparton Engineered Products, Inc. -- KPI Group, as plaintiff, its pending case against Clayton deWindt et al., defendant. Sparton shall bear all expenses, including legal fees and expenses, shall have the right to collect and retain any settlement or judgment in plaintiff's favor obtained in such case, and shall be liable for any judgment or settlement amount in favor of defendant in such case.

     9.13 ENVIRONMENTAL MATTERS.

          (a) In addition to any and all other indemnities Sparton has provided to Buyer, Sparton shall be responsible for, indemnify, and hold harmless the Buyer Parties from and against, any loss, liability, damage, obligation, or expense (including reasonable legal and consultant fees and costs, and any damages or expenses associated with any investigation, abatement, remediation, corrective action, personal injury, or natural resource damage) related to (i) the underground storage tanks located at the Gladwin Plant, and (ii) any asbestos-containing materials ("ACM") at the White Cloud facility. Such indemnification shall not be subject to the limitations set forth in Section 9.3(b) of this Agreement.

          (b) To the extent not completed prior to the Closing, Sparton shall, at Sparton's sole cost and expense, conduct the following actions to remove the underground storage tanks at the Gladwin Plant through Clayton Environmental or another nationally Qualified Underground Storage Tank Consultant (as defined in Michigan Statute Section 324.21542) reasonably satisfactory to Buyer:

             (i) within thirty (30) days after the Closing Date, submit all necessary notifications to governmental agencies in order to obtain the required approvals to remove the tanks;

             (ii) within sixty (60) days after receiving all approvals requested pursuant to subsection (b)(i), remove and properly dispose of the tanks and sample for the presence of a release where contamination is most likely to be present;

             (iii) promptly conduct such remedial actions and other actions required by the Michigan Fire Marshal and the Michigan Department of Environmental Quality ("DEQ") or any other governmental agency, fill and regrade the areas, and return the areas around the tanks to their prior condition;

             (iv) promptly upon the completion of all field work, prepare and submit to DEQ a closure report documenting in reasonable detail the actions taken to address the tanks and remediate any releases;

             (v) within sixty (60) days after the submission of the closure report, provide Buyer with DEQ confirmation of receipt of such report and a letter from DEQ or a Qualified Underground Storage tank Consultant indicating that no further action is required in connection with the tanks.

          (c) All actions of Sparton required by or relating to subsection 9.13(b) of this Agreement shall be conducted in compliance with all applicable Environmental and Safety Requirements and in a manner that does not unreasonably interfere with Buyer's operations at the Gladwin Plant or the White Cloud facility. All such actions shall be subject to Buyer's approval, provided that such approval shall not be unreasonably withheld. Sparton shall, at its expense, promptly restore to its prior condition any property that is altered or damaged as a result of such actions. Sparton shall, at its expense, promptly and properly dispose of all soil, groundwater, decontamination water, samples, waste, ACM, or other material generated in connection with such actions. Sparton shall keep Buyer reasonably apprised of material facts and events related to the removal of the tank or the ACM. In particular, Sparton shall: (i) provide Buyer with reasonable advance notice regarding any meetings between Sparton and DEQ or any other governmental agency and allow Buyer to attend, at Buyer's expense, such meetings; (ii) provide Buyer with copies of letters and notices it receives from DEQ or any other governmental agency; and
     (iii) provide Buyer with copies of any material submittals to DEQ or any other governmental agency, including reports, analytical data, letters, or other documents.

     9.14 EXCLUSIVITY. Sparton, on behalf of itself and its affiliated entities, agrees that neither it nor any of its representatives, directors, officers, agents, or affiliates will entertain or discuss a possible sale or other disposition of the Common Stock, the Acquired Assets, or the capital stock of Lako, or the assets of the KPI Subsidiaries (other than inventory in the Ordinary Course of Business) or any interest therein with any other party, or provide any information to any other party in connection therewith.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 PRESS RELEASES AND ANNOUNCEMENTS. No press releases related to this Agreement or the transactions contemplated herein, or other announcements to the employees, customers, or suppliers of Sparton, Lako, or the KPI Subsidiaries will be issued without the mutual approval of all parties hereto, except any public disclosure which any party in good faith believes is required by law or regulation.

     10.2 FURTHER TRANSFERS. Sparton and Lako will execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm, or evidence the transfer to Buyer of the Common Stock and the Acquired Assets and any other transactions contemplated hereby.

     10.3 SPECIFIC PERFORMANCE. Sparton acknowledges that, in the event of a breach by Sparton of this Agreement, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Sparton agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Sparton and Lako, not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive, and/or other equitable relief.

     10.4 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Buyer, Lako, and Sparton. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

     10.5 NOTICES. All notices, demands, and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or facsimile transmissions. Notices, demands, and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

    To Sparton or Lako:     Sparton Corporation
                            2400 East Ganson Street
                            Jackson, Michigan 49202
                            Attention: Chairman
                            Fax: 517-787-1822

    With copies to:         Mr. R. Jan Appel
                            Vice President and General Counsel
                            Sparton Corporation
                            2400 East Ganson Street
                            Jackson, Michigan 49202
                            Fax: 517-787-1822
    and                     Varnum, Riddering, Schmidt & Howlett LLP
                            P.O. Box 352
                            Grand Rapids, Michigan 49501-0352
                            Attention: Mr. James N. DeBoer
                            Fax: 616-336-7000
    To Buyer:               Dura Automotive Systems, Inc.
                            2791 Research Drive
                            Rochester Hills, Michigan 48309-3579
                            Attention: David R. Bovee
                            Fax: 810-299-7501
    With a copy to:         Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                            Jeffrey C. Hammes
                            Fax: 312-861-2200
    and to:                 Dura Automotive Systems, Inc.
                            4508 IDS Center
                            Minneapolis, Minnesota 55402
                            Attention: Scott D. Rued, Vice President
                            Fax: 612-332-2021

     10.6 BINDING AGREEMENT; ASSIGNMENT.

          (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by Sparton or Lako without the prior written consent of Buyer or by Buyer (except as provided in (b) or (c) below) without the prior written consent of Sparton.

          (b) Buyer may (at any time prior to the Closing), at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its wholly owned subsidiaries; provided that, in the event of any such assignment, Buyer will guaranty the obligations of any such assignee under this Agreement (such guaranty to be in form and substance reasonably satisfactory to Sparton).

          (c) Buyer may assign its rights under this Agreement for collateral security purposes to the lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings, and refundings thereof, in whole or in part.

     10.7 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

     10.8 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     10.9 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together will constitute one and the same instrument.

     10.11 GOVERNING LAW. All questions concerning the construction, validity, and interpretation of this Agreement and the Exhibits and Schedules hereto and the performance of the obligations imposed by the transactions contemplated hereby shall be governed by and construed in accordance with the domestic laws of the state of Michigan, except that wherever applicable the Ohio General Corporation Law shall govern issues relating to Sparton's corporate power and authority.

     10.12 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

     (Signatures on separate page 50 attached)

             (Signature page deliberately separated from Agreement
                 between the undersigned dated October 3, 1996.
          Body of Agreement terminated on page 46 with Section 10.12)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SPARTON CORPORATION                   DURA AUTOMOTIVE SYSTEMS, INC.

By /s/ John J. Smith                  By /s/ David Bovee
-------------------------             --------------------------
   John J. Smith                        David Bovee
   Its Chairman                         Its Vice President and Chief Financial
                                        Officer

                                   EXHIBIT A

                            LIST OF KPI SUBSIDIARIES

                                                      AUTHORIZED SHARES    OUTSTANDING SHARES
                       NAME                            OF COMMON STOCK      OF COMMON STOCK
---------------------------------------------------   -----------------    ------------------
Sparton Engineered Products, Inc.,
  KPI Group, a Michigan corporation                         5,000                 1,050
Sparton Engineered Products, Inc.,
  KPI Group, an Indiana corporation                         1,000                    10

                                   EXHIBIT B

                      FORM OF OPINION OF SPARTON'S COUNSEL

     1. Sparton, Lako, and the KPI Subsidiaries are validly existing and in good standing under the laws of their respective jurisdictions of incorporation.

     2. Lako and the KPI Subsidiaries have the necessary corporate power and authority to own their respective properties and to conduct their respective businesses in the manner and in the locations presently owned and conducted.

     3. The Stock and Asset Purchase Agreement is a valid and binding obligation of Sparton and Lako, enforceable in accordance with its terms.

     4. The execution and delivery by Sparton and Lako of the Stock and Asset Purchase Agreement, the sale of the Common Stock and the Acquired Assets, and the fulfillment of and the compliance with the respective terms thereof by Sparton, do not result in a breach of, or default under, or result in any violation of, or give any third party the right to accelerate any obligation under, or result in the creation of any lien upon any of the capital stock or assets of the KPI Subsidiaries, pursuant to (a) the articles of incorporation or bylaws of Sparton or the KPI Subsidiaries, or (b) any order, judgment, or decree to which they are subject, and which has been identified to us by them.

     The execution and delivery by Sparton and Lako of the Stock and Asset Purchase Agreement, the sale of the Common Stock and the Acquired Assets, and the fulfillment of and the compliance with the terms thereof by Sparton do not violate any provision of statutory law to which Sparton or Lako is subject which are generally applicable to transactions of the nature contemplated by the Stock and Asset Purchase Agreement.

     5. The Schedule of KPI Subsidiaries attached to this opinion correctly sets forth the number of shares of each class of the authorized capital stock of each of the KPI Subsidiaries and the number of outstanding shares of each such class. All of the outstanding shares of capital stock of each of the KPI Subsidiaries have been duly authorized, validly issued, and are fully paid and nonassessable. All outstanding shares are owned by Sparton free and clear of any lien, mortgage, security interest, charge, or encumbrance.

     6. There are no securities issued by the KPI Subsidiaries convertible into or exchangeable or exercisable for shares of their capital stock. There are no outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, any of the capital stock of the KPI Subsidiaries, or any shares of stock or securities convertible into or exchangeable or exercisable for any such capital stock. There are no obligations (contingent or otherwise) of the KPI Subsidiaries to repurchase, exchange, or otherwise acquire or retire any of their capital stock or any shares of stock or securities convertible into or exchangeable or exercisable for any such capital stock.

     7. The certificates and instruments delivered by Sparton to Buyer are sufficient to convey to Buyer all of Sparton's right, title, and interest in the outstanding Common Stock of the KPI Subsidiaries. The instruments of conveyance delivered by Lako to Buyer are sufficient to convey to Buyer all of Lako's right, title, and interest in the Acquired Assets.

     8. We confirm to you that there are no actions or proceedings against the KPI Subsidiaries pending before any court, government agency or arbitrator, except as disclosed in Schedule 6.18 of the Stock and Asset Purchase Agreement.

     9. Except as set forth on Exhibit A attached to this opinion, no declaration to, filing with, or approval of any government or regulatory authority is required in connection with the execution of the Stock and Asset Purchase Agreement by Sparton or Lako or by their consummation of the transactions contemplated thereby.
                            ------------------------

Opinion to cover Michigan law and federal law.

ABA Legal Opinion Accord to apply, except the opinion will address Michigan and federal securities law with respect to the transaction being exempt from registration under such laws.

                                   EXHIBIT C

                       CERTIFICATE OF SPARTON CORPORATION

     Sparton Corporation, an Ohio corporation ("Sparton"), is a party to a Stock
and Asset Purchase Agreement dated as of                     , 1996, with Dura
Automotive Systems, Inc. ("Buyer") (the "Stock and Asset Purchase Agreement"). This Certificate is being delivered to Buyer to satisfy the conditions to the Closing set forth in Section 4.1(i)(i) of the Stock and Asset Purchase Agreement.

     Sparton hereby certifies that the conditions specified in subsections (a) through (g) of Section 4.1 of the Stock and Asset Purchase Agreement have been satisfied.

     This Certificate is executed on                  , 1996.

                                            SPARTON CORPORATION

                                            By
                                              -----------------------------
                                            Its

                                   EXHIBIT D

                       FORM OF OPINION OF BUYER'S COUNSEL

     1. Buyer is a corporation validly existing and in good standing under the laws of the state of Delaware.

     2. Buyer has all necessary corporate power and authority to enter into the Stock and Asset Purchase Agreement and perform its obligations thereunder.

     3. The Stock and Asset Purchase Agreement has been duly authorized, executed, and delivered by Buyer, and such agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms.

     4. To our knowledge, Buyer is not subject to or obligated under its certificate of incorporation, its bylaws, or any applicable law or rule or regulation of any governmental authority applicable to transactions similar to those transactions contemplated by the Stock and Asset Purchase Agreement, or subject to any order, writ, injunction, or decree which would be breached or violated by its execution, delivery, or performance of the Stock Purchase Agreement.

     5. To our knowledge, Buyer is not required to submit any notice, report, or other filing with any governmental authority in connection with the execution or delivery by it of the Stock and Asset Purchase Agreement or the consummation of the transactions contemplated thereby, except as set forth on Exhibit A attached to this opinion. To our knowledge, no consent, approval, or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by Buyer in connection with its execution, delivery, and performance of the Stock and Asset Purchase Agreement or the transactions contemplated thereby, except as set forth on Exhibit A.

     6. To our knowledge, there are no actions, suits, proceedings, orders, or investigations pending or threatened against Buyer at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which would adversely affect Buyer's performance under the Stock and Asset Purchase Agreement or the consummation of the transactions contemplated thereby.

                                   EXHIBIT E

                              CERTIFICATE OF BUYER

     Dura Automotive Systems, Inc. a Delaware corporation ("Buyer") is a party
to a Stock and Asset Purchase Agreement dated                          , 1996,
with Sparton Corporation ("Sparton") and Sparton Engineered Products, Inc.--Lake Odessa Group. This Certificate is being delivered to Sparton to satisfy the conditions to the Closing set forth in Section 4.2(g)(i) of the Stock and Asset Purchase Agreement.

     Buyer hereby certifies that the conditions specified in subsections (a) through (c) of Section 4.2 of the Stock and Asset Purchase Agreement have been satisfied.

     This Certificate is executed on                  , 1996.

                                            DURA AUTOMOTIVE SYSTEMS, INC.

                                            By
                                            -----------------------------
                                            Its

                                                                      APPENDIX B

                      SPARTON CORPORATION AND SUBSIDIARIES
         PROFORMA CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED) (A)
                                 JUNE 30, 1996

                                                                  PROFORMA
                                              HISTORICAL        ADJUSTMENTS             PROFORMA
                                             ------------       ------------          ------------
ASSETS
Current assets:
  Cash....................................   $    718,363       $ 78,340,000(B)       $    718,363
                                                                 (33,594,225)(C)
                                                                 (44,745,775)(C)
  Short-term investments..................                        44,745,775(C)         44,070,775
                                                                    (675,000)(C)
  Income taxes recoverable................      2,300,000                                2,300,000
  Accounts receivable.....................     18,805,122                               18,805,122
  Inventories.............................     34,217,538                               34,217,538
  Prepaid expenses........................      2,840,189                                2,840,189
  Current assets of discontinued
    operations............................     34,351,930        (25,471,400)(B)         9,225,495
                                                                     344,965(B)
                                             ------------       ---------------       ------------
    Total current assets..................     93,233,142         18,944,340           112,177,482
Other assets..............................      3,587,835                                3,587,835
Property, plant and equipment -- net......      9,402,283                                9,402,283
Non-current assets, principally property
  plant and equipment, of discontinued
  operations -- net.......................     13,047,403         (8,523,921)(B)         5,198,482
                                                                     675,000(C)
                                             ------------       ---------------       ------------
    Total assets..........................   $119,270,663       $ 11,095,419          $130,366,082
                                             ============       ===============       ============
LIABILITIES AND
SHAREOWNERS' EQUITY
Current liabilities:
  Notes payable...........................   $ 33,594,225       ($33,594,225)(C)      $         --
  Accounts payable........................     11,289,716                               11,289,716
  Income taxes............................        279,676         20,069,000(B)(D)      20,348,676
  Accrued liabilities.....................      6,127,877                                6,127,877
  Current liabilities of discontinued
    operations............................     12,000,855        (10,300,705)(B)         2,450,150
                                                                     750,000(B)
                                             ------------       ---------------       ------------
    Total current liabilities.............     63,292,349        (23,075,930)           40,216,419
Non current liabilities...................      4,217,403                                4,217,403
Non current liabilities -- discontinued
  operations..............................        231,032                 --(B)            231,032
Shareowners' equity:
  Common stock -- $1.25 par value;
    8,500,000 shares authorized,
    7,811,370, shares outstanding after
    deducting 123,342 shares in Treasury..      9,764,213                                9,764,213
  Capital in excess of par value..........        403,067                                  403,067
  Retained earnings.......................     41,362,599         34,171,349(B)         75,533,948
                                             ------------       ---------------       ------------
  Total Shareowners' equity...............     51,529,879         34,171,349            85,701,228
                                             ------------       ---------------       ------------
Total liabilities and Shareowners'
  equity..................................   $119,270,663       $ 11,095,419          $130,366,082
                                             ============       ===============       ============

See accompanying notes to proforma financial information.

                      SPARTON CORPORATION AND SUBSIDIARIES
     PROFORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATION (UNAUDITED) (A)
                     FOR THE FISCAL YEAR ENDED JUNE 30,1996

                                                                PROFORMA
                                               HISTORICAL      ADJUSTMENTS         PROFORMA
                                              ------------     -----------       ------------
Net sales..................................   $102,824,946                       $102,824,946
Costs and expenses.........................    104,926,455                        104,926,455
                                              ------------                       ------------
                                                (2,101,509)                        (2,101,509)
Other income (expense):
  Interest.................................     (1,202,143)    $1,202,143 (E)              --
  Other -- net.............................        (16,142)            -- (F)         (16,142)
                                              ------------     ---------------   ------------
Income (loss) from continuing operations
  before income taxes......................     (3,319,794)     1,202,143          (2,117,651)
Provision (credit) for income taxes........       (509,000)       445,000 (D)         (64,000)
                                              ------------     ---------------   ------------
Income (loss) from continuing operations...   ($ 2,810,794)    $  757,143        ($ 2,053,651)
                                              ============     ===============   ============
Income (loss) per share of common
  stock -- continuing operations...........          $(.36)                             $(.26)
                                              ============                       ============
Weighted average common shares
  outstanding..............................      7,811,370                          7,811,370
                                              ============                       ============

See accompanying notes to proforma financial information.

                      SPARTON CORPORATION AND SUBSIDIARIES
                    NOTES TO PROFORMA FINANCIAL INFORMATION
                    FOR THE FISCAL YEAR ENDED JUNE 30, 1996

     (A) The Proforma Consolidated Condensed Statement of Operations for the fiscal year ended June 30, 1996 presents the results of operations of Sparton Corporation (Sparton), assuming that the sale of three wholly-owned subsidiaries, Sparton Engineered Products, Inc.-KPI Group, a Michigan Corporation, Sparton Engineered Products, Inc.-KPI Group, an Indiana Corporation, and Sparton Engineered Products, Inc.-Lake Odessa Group, A Michigan Corporation (collectively referred to herein as the "Subsidiaries") had taken place as of the beginning of the fiscal year. The statement includes all material adjustments necessary to present the historical results to reflect these assumptions. The Subsidiaries had been classified as part of discontinued automotive operations in Sparton's historical statement of operations for the fiscal year ended June 30, 1996; accordingly, the Subsidiaries' operating results had already been excluded from results of continuing operations.

     The Proforma Consolidated Condensed Balance Sheet as of June 30, 1996 presents Sparton's financial position assuming the sale of the Subsidiaries had taken place at June 30, 1996.

     The proforma information is not necessarily indicative of the results of operations or the financial position which may have actually been obtained if the sale transaction had been consummated on the dates indicated. In addition, the proforma financial information does not purport to be indicative of results of operations or financial position which may be obtained in the future. The Company has prepared these proforma financial statements based upon assumptions deemed appropriate by management. The proforma financial information should be read in conjunction with Sparton's historical consolidated financial statements and notes thereto contained in the 1996 Annual Report on Form 10-K.

     (B) The sale of the Subsidiaries was recorded as having taken place on June 30, 1996. Included in this adjustment was the cash selling price less certain purchase price adjustments and related sales commissions and expenses to net $78,340,000 to cash, the net assets sold and the liabilities assumed of the Subsidiaries by the Buyer of $23,695,000, the assets retained of $345,000, and the liabilities assumed of $750,000 of the Subsidiaries by Sparton, estimated income taxes of $20,069,000 from the gain on sale, and the estimated after tax gain on sale of $34,171,000. The Subsidiaries' assets assumed retained by Sparton include various machinery and equipment, the Lake Odessa, Michigan production facility and vacant land in Lake Odessa, Michigan originally purchased for a plant expansion. The Subsidiaries' liabilities assumed by Sparton include certain contingent trade payables, estimated accruals related to employee benefits, and estimated accruals concerning ongoing litigation.

     No gain or loss was recorded for the disposition of Sparton Engineered Products, Inc.-Flora Group (Flora), the remaining discontinued automotive operation currently offered for sale and not part of the Subsidiaries' sale transaction. Through September 1996, the entire discontinued automotive operations were expected to be sold in a single transaction to one buyer. With the proposed sale of the Subsidiaries, Flora will be offered for sale separately. While the Company is actively pursuing the sale of Flora at the present time, information is not presently available to reliably estimate its ultimate selling price. The potential exists that the Company may incur a loss on the sale of Flora.

     (C) The cash proceeds from the sale of the Subsidiaries were assumed to be used to eliminate outstanding borrowings under Sparton's revolving credit facilities with the remaining cash proceeds invested in short-term U.S. Treasury instruments. The cash proceeds were also reduced by $675,000 for the purchase of the Grand Haven and White Cloud, Michigan real estate from Mr. and Mrs. John J. Smith and Lawson K. Smith.

     (D) The income tax effects of the proforma adjustments referred to in Notes
(A) through (C), and (E) and (F), were recorded assuming an estimated combined Federal and State income tax rate of 37% as substantially all of the proforma adjustments affected U.S. operations only. For the fiscal year ended June 30, 1996, the adjustments resulted in a proforma loss before income taxes from U.S. continuing operations of $386,603 and a proforma loss before income taxes from Canadian continuing operations of $1,731,048. As the Canadian operations are in an income tax loss carryforward position, no income tax benefits were available with respect to the Canadian loss.

     (E) Interest expense was eliminated under the assumption that the cash proceeds from the sale of the Subsidiaries were used to eliminate outstanding borrowings under the existing credit facilities.

     (F) Interest income from the investment of sales proceeds, after the elimination of outstanding borrowings and the payment of applicable income taxes, was not included in the proforma consolidated condensed statement of operations as such a use of sale proceeds was not considered to be a certainty. Under the assumption, however, that the remaining sales proceeds were invested in short-term U.S. Treasury instruments at an estimated one-year Treasury yield of 6.0%, approximately $2,301,000 of interest income would have been earned by the Company for the fiscal year ended June 30, 1996.

                               SPARTON CORPORATION

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 4, 1996
P                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R
O        John J. Smith, Lawson K. Smith, and R. Jan Appel, and each of them,
X        are hereby appointed proxies of the undersigned with full power of
Y substitution, to represent the undersigned at the Annual Meeting of Shareholders of SPARTON CORPORATION on December 4, 1996, at 10 o'clock a.m., local time, and any and all adjournments thereof, and to vote thereat as designated below, all the shares of said Corporation which the undersigned would be entitled to vote if personally present.

                                                                           (change of address)
               Change   /  /                                               __________________________________
                 of                                                        __________________________________
               Address                                                     __________________________________
                                                                           __________________________________
               Attend   /  /                                               (If you have written in the above
               Meeting                                                     space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS AS PROVIDED IN ITEM 1, AND "FOR" THE APPROVAL OF THE AGREEMENT AS PROVIDED IN ITEM 2 AS SET FORTH ON THE REVERSE SIDE OF THIS PROXY.


                                                                SEE REVERSE
                                                                   SIDE
--------------------------------------------------------------------------------
                                  DETACH CARD



November 1, 1996


Dear Shareholder,

The Annual Meeting of your company will be held on December 4, 1996. In addition to the election of directors, we are also seeking your approval on the sale of Sparton Engineered Products, Inc.-KPI Group.

In order to minimize additional expenses in connection with this meeting, we ask that you please give us your support by SIGNING, DATING and RETURNING the attached proxy card in the postage paid envelope AS SOON AS POSSIBLE. Your vote is important, regardless of the number of shares that you own.

If your shares are held in the name of a bank or brokerage firm, only that firm can execute a proxy on your behalf. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT WITH YOUR VOTING INSTRUCTIONS.

Very truly yours,



John J. Smith, Chairman

/X/  PLEASE MARK YOUR                                     SHARES IN YOUR NAME
     VOTES AS IN THIS
     EXAMPLE.


                FOR    WITHHELD    Nominees:                                                                FOR  AGAINST  ABSTAIN
1. Election of  / /      / /       Robert J. Kirk, Marshall V. Noecker,    2. Approval of the Stock and     / /    / /      / /
   Directors                       and David B. Schoon.                       Asset Purchase Agreement,
                                                                              dated October 3, 1996 (the
                                                                              "Agreement"), contained and
                                                                              described in the accompanying
                                                                              Proxy Statement, dated
                                                                              November 1, 1996.

   For, except vote withheld from the following nominee(s):

   ___________________________________________________________










SIGNATURE(S)  _____________________________________________   DATE  ____________

SIGNATURE(S)  _____________________________________________   DATE  ____________
Please date and sign this Proxy exactly as your name appears herein and return in the enclosed envelope which requires no postage. If executing on behalf of a corporation, minor, etc., sign that name and add signature and capacity of authorized signer.
--------------------------------------------------------------------------------
                                  DETACH CARD